As filed with the Securities and Exchange
Commission on ________________________.	Registration No. 333-126333

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM SB-2/A-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

URANERZ ENERGY CORPORATION
formerly Carleton Ventures Corp.
(Name of small business issuer in its charter)

Nevada	1081	98-0365605
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

CARLETON VENTURES CORP.	Conrad C. Lysiak, Esq.
1140 Homer Street	601 West First Avenue
Suite 306	Suite 503
Vancouver, British Columbia	Spokane, Washington 99201
Canada V6B 2X6	(509) 624-1475
(604) 689-1659
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [    ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration
Registered	Registered	Per Share	Offering Price	Fee [1]

Common Stock by
Selling	6,959,500	$0.45	$3,131,775	$396.96
Shareholders

TOTAL	6,959,500	$0.45	$3,131,775	$396.96

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

SELLING SECURITIES PROSPECTUS
URANERZ ENERGY CORPORATION
formerly Carleton Ventures Corp.
6,959,500 Shares of Common Stock

Our common stock is traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under " URNZ", formerly known as "CVTU". On June 6, 2005, the closing price of our common stock was $0.45 per share.

This prospectus relates to the sale of up to 6,959,500 shares of our common stock by existing stockholders. All shares of common stock are being offered for sale by the selling shareholders at prices established by the Bulletin Board operated by the National Association of Securities Dealers, Inc. during the term of this offering. These prices will fluctuate based on demand for the shares of common stock.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is a criminal offense to tell you otherwise.

The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our business

We are a mineral exploration stage corporation. We own interests in properties in Nevada, Wyoming, Saskatchewan, Canada and Mongolia. We intend to explore for mineralized material on the properties.

We are an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We have an interest in properties located in Nevada, Wyoming, Saskatchewan and Mongolia. We have commenced exploration work on the Burner Hills property in order to ascertain whether the Burner Hills property possesses commercially mineralized material. There can be no assurance that a commercially viable mineral deposit, or reserve, exists on the Burner Hills property until appropriate exploratory work is done and a comprehensive evaluation based on such work concludes legal and economic feasibility. We have not begun exploration activities on the Wyoming, Saskatchewan or Mongolia properties.

On July 5, 2005, we changed our name from Carleton Ventures Corp. to Uranerz Energy Corporation.

Our offices are located at 1140 Homer Street, Suite 306, Vancouver, British Columbia V6B 2X6. Our telephone number is (604) 689-1659.

The offering

Following is a brief summary of this offering:

Securities being offered by Selling Shareholders	6,959,500 shares of common stock
Offering price per share	At the market
Net proceeds to us	None
Number of shares outstanding	12,600,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of March 31, 2005 (unaudited)	As of December 31, 2004 (audited)
Balance Sheet
Total Assets	$34,003	$7,470
Total Liabilities	$77,193	$65,101
Stockholders Equity (Deficit)	$(43,190)	$(57,631)

	Three months ending March 31, 2005 (unaudited)	Year Ending December 31, 2004 (audited)
Income Statement

Revenue	$0	$0
Total Expenses	$10,559	$20,096
Net Loss	$(10,559)	$(20,096)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with our company:

1. Because our auditors have issued a going concern opinion, we may not be able to achieve our objectives and may have to suspend or cease exploration activities.

Because our previous auditors' report on our 2004 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing business for the next twelve months, we may have to suspend or cease exploration activities within twelve months.

2. Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our property does not contain any reserves, and any funds spent on exploration will be lost.

Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our properties do not contain any reserves, and any funds spent on exploration will be lost.

3. We have a limited operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease exploration activities.

We were incorporated in 1999 and are engaged in the business of mineral exploration. We have not realized any revenue from our operations. We have no exploration history upon which an evaluation of our future success or failure can be made. Our net loss since inception through March 31, 2005 is $158,865. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We may not guarantee we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

4.Because some of our officers and directors do not have technical training or experience in exploring for, starting, and operating a mine, we will have to hire qualified personnel. If we can't locate qualified personnel, we may have to suspend or cease exploration activity which will result in the loss of your investment.

Because some of our officers and directors are inexperienced with exploring for, starting, and operating a mine, we will have to hire qualified persons to perform surveying, exploration, and excavation of our property. Some of our officers and directors have no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Their decisions and choices would typically take into account standard engineering or managerial approaches mineral exploration companies commonly use. However our exploration activities, earnings and ultimate financial success could suffer irreparable harm due to certain of management's decisions. As a result we may have to suspend or cease exploration activities which will result in the loss of your investment.

5.We have no known ore reserves. Without ore reserves we cannot generate income and if we cannot generate income we will have to cease exploration activities which result in the loss your investment.

We have no known ore reserves. Without ore reserves, we cannot generate income and if we cannot generate income we will have to cease exploration activities which will result in the loss of your investment.

6. Because we are small and do not have much capital, we must limit our exploration and as a result may not find an ore body. Without an ore body, we cannot generate revenues and you will lose your investment.

Because we are small and do not have much capital, we must limit our exploration. Because we may have to limit our exploration, we may not find an ore body, even though our properties may contain mineralized material. Without an ore body, we cannot generate revenues and you will lose your investment.

7. We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend exploration activities.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers, drilling rigs, and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials as needed. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

8. Because some of our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activities, our exploration activities may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because some of our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activities, our exploration activities may be sporadic and occur at times which are convenient to our officers and directors. As a result, exploration of our property may be periodically interrupted or suspended.

9. Because we may be unable to meet property payment obligations or be able to acquire necessary mining licenses, we may lose interests in our exploration properties.

The agreements pursuant to which we acquired our interests in properties provide that we must make a series of cash payments over certain time periods, expend certain minimum amounts on the exploration of the properties or contribute our share of ongoing expenditures. If we fail to make such payments or expenditures in a timely fashion, we may lose our interest in those properties. Further, even if we do complete exploration activities, we may not be able to obtain the necessary licenses to conduct mining operations on the properties, and thus would realize no benefit from its exploration activities on the properties.

10. Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities. If such an event were to occur it may result in a loss of your investment.

The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. At present, none of our properties has a known body of commercial ore. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in extraction operations and the conduct of exploration programs. Although we intend to carry liability insurance with respect to our mineral exploration operations, we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards against which we cannot insure or against which we may elect not to insure. There are also physical risks to the exploration personnel working in the rugged terrain of Mongolia, often in poor climate conditions. Previous mining operations may have caused environmental damage at certain of our properties. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If any of our properties is found to have commercial quantities of ore, we would be subject to additional risks respecting any development and production activities. Most exploration projects do not result in the discovery of commercially mineable deposits of ore.

11. Because we have not put a mineral deposit into production before, we will have to acquire outside expertise. If we are unable to acquire such expertise we may be unable to put our properties into production and you may lose your investment.

The board of directors includes four individuals that have experience in placing mining projects into production. However, we have no experience in placing mineral deposit properties into production, and our ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise. There can be no assurance that we will have available to us the necessary expertise when and if we place mineral deposit properties into production.

12. Because Mongolian regulations require the State Administration of Exchange Control to approve the remittance of certain types of income out of Mongolia, we may be unable to repatriate our earnings. If we are unable to repatriate our earnings from Mongolia, you may lose your investment.

Mongolian regulations provide that, subject to payment of applicable taxes, foreign investors may remit out of Mongolia, in foreign exchange, profits or dividends derived from a source within Mongolia. Remittance by foreign investors of any other amounts (including, for instance, proceeds of sale arising from a disposal by a foreign investor of any of his investment in Mongolia) out of Mongolia is subject to the approval of the State Administration of Exchange Control or its local branch office. No assurance can be given that such approval would be granted if we dispose of all or part of its interest in our Mongolia projects. Further, there can be no assurance that additional restrictions on the repatriation of earnings in Mongolia will not be imposed in the future.

13. Because certain of our mineral interests are in Mongolia, you will be exposed to political risk. Such political risk could result in us losing interests in our properties in Mongolia. If this occurs you could lose your investment.

Some of our mineral interests are in Mongolia and may be affected by varying degrees of political instability and the policies of other nations in respect of these countries. These risks and uncertainties include military repression, political and labor unrest, extreme fluctuations in currency exchange rates, high rates of inflation, terrorism, hostage taking and expropriation. Some of our material mineral interests are currently located in Mongolia. Its mining, exploration and development activities may be affected by changes in government, political instability and the nature of various government regulations relating to the mining industry. Any changes in regulations or shifts in political conditions are beyond our control and may adversely affect our business and/or holdings. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, environmental legislation and safety factors. Our operations in Mongolia entail significant governmental, economic, social, medical and other risk factors common to all developing countries. The status of Mongolia as a developing country may make it more difficult for us to obtain any required financing because of the investment risks associated with these countries.

14. Because some of our operations are in Mongolia we may be adversely affected by economic uncertainty characteristic of developing countries. Such adverse affects could result in a loss of your investment.

Our operations in Mongolia may be adversely affected by the economic uncertainty characteristic of developing countries. Operations in Mongolia are subject to risks relating to Mongolia's relatively recent transition to a market economy administered by an elected government. While Mongolia has recently permitted private economic activities, the government of Mongolia has exercised and continues to exercise substantial control over virtually every sector of Mongolia's economy through regulation and state ownership. Our prospects, results of operations and financial condition may be adversely affected by political, economic and social uncertainties in Mongolia, changes in Mongolia's leadership, diplomatic developments and changes or lack of certainty in the laws and regulations of Mongolia.

15. Because the acquisition of title to resource properties in Mongolia is a very time consuming process that may be subject to dispute we may not be able to acquire title to our properties. This may result in a loss of the properties and your investment.

The acquisition of title to resource properties or interests therein is a very detailed and time-consuming process. Title to and the area of resource concessions may be disputed. Our resource properties or interests in Mongolia are registered or are in the process of being registered in the name of our president, Mongolian representative, or joint venture companies. There is no guarantee of title to any of our properties. The properties may be subject to prior unregistered agreements or transfers and title may be affected by undetected defects. Title may be based upon interpretation of the country's laws, which laws may be ambiguous, inconsistently applied and subject to reinterpretation or change. We have not surveyed the boundaries of any of our mineral properties and consequently the boundaries of the properties may be disputed.

16. Because our subsidiary company may require certain approvals to advance our operations we are at risk of not receiving such approvals. If we don't receive the necessary approvals we may lose our property interests resulting in a loss of your investment.

While we are authorized to explore for uranium on our projects, we may be required to obtain further approvals from regulatory authorities in Mongolia in order to explore for minerals or to conduct mining operations. There is no assurance that such approvals would be granted by the Mongolian authorities at all or on terms favorable to the continued operations. The laws of Mongolia are ambiguous, inconsistently applied and subject to reinterpretation or change. While we believe that we will be properly established and that we have taken the steps necessary to obtain our interest in the projects, there can be no guarantee that such steps will be sufficient to preserve our interests in the projects.

17. Because our joint venture partners have more influence with various levels of government we may not be able to protect our property interests in Mongolia. If we are unable to protect our interests you may lose your investment.

We may operate in Mongolia through a joint venture with a government controlled entity. Although this connection benefits us in some respects, there is a substantial inequality with respect to the influence of the respective joint venture parties with the various levels of government. The government holds a substantial degree of subjective control over the application and enforcement of laws and the conduct of business. This inequality would become particularly detrimental if a business dispute arose between joint venture parties. We will endeavor to maintain positive relations with both our joint venture partner and local governments, but there can be no guarantee that these measures will be sufficient to protect our interests in Mongolia.

18. Because there is a limited public trading market for our common stock, you may not be able to resell your stock.

There is currently a limited public trading market for our common stock on the Bulletin Board under the symbol "URNZ", formerly known as "CVTU". Therefore you may have difficulty reselling your shares.

19. Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are "penny stocks" and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

USE OF PROCEEDS

We will not receive any proceeds from this offering. All proceeds will be received by selling shareholders. We will pay all expenses of this offering document and will not be reimbursed for any such expenses by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling shareholders are offering their securities for sale in this offering. Their shares will be sold at the going market price. No shares are being offered by us. Our shares are traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "URNZ", formerly known as "CVTU". Our common stock began trading on the Bulletin Board on May 6, 2004.

The following table shows the high and low bid price for our common shares for the quarters indicated.

	HIGH ($)	LOW ($)
2005
First quarter	1.20	0.51

2004
Fourth quarter	0.00	0.00
Third quarter	0.00	0.00
Second quarter	0.10	0.10

The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Holders

As of June 6, 2005, we have 12,600,000 shares issued and outstanding. Based on research into the indirect holdings registered in the names of depositories and financial institutions, we estimate that we have approximately 60 beneficial shareholders.

Dividend Policy

We have never paid cash dividends on our capital stock. We currently intend to retain any profits we earn to finance the growth and development of our business. We do not anticipate paying any cash dividends in the foreseeable future.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

As March 31, 2005, the net tangible book value of our shares of common stock was $(43,190) or $(0.01) per share based upon 5,640,500 shares outstanding.

There will be no dilution as a result of the sale of shares of common stock by selling shareholders.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
-	an exchange distribution in accordance with the rules of the applicable exchange;
-	privately negotiated transactions;
-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
-	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
-	a combination of any such methods of sale; and
-	any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $8,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons' compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

General

We are an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We have an interest in the properties described below. On July 5, 2005, we changed our name from Carleton Ventures Corp. to Uranerz Energy Corporation. We have commenced exploration work on the Burner Hills property in order to ascertain whether the Burner Hills property possesses commercially developable quantities of gold and other precious minerals. There can be no assurance that a commercially viable mineral deposit, or reserve, exists on the Burner Hills property until appropriate exploratory work is done and a comprehensive evaluation based on such work concludes legal and economic feasibility.

Our property interests are as follows:

Nevada
-	Burner Hills

Saskatchewan
-	Cochrane River

Mongolia
-	Khavtsal

Wyoming
-	Wyoming State Leases

Descriptions of these property interests are as follows:

NEVADA

We purchased a 100% interest in fourteen unpatented mineral claims located in Elko County in the State of Nevada from Senate Capital Group Inc. in March 2001. We paid a purchase price of $10,052 and issued 1,500,000 shares of common stock to Senate Capital Group in consideration for these mineral claims. Mr. John Rice, consulting geologist, prepared an initial geological report on the Burner Hills mineral claims in December 2000. This initial geological report summarized the information from previous exploration of the mineral claims and recommended exploration procedures on the mineral claims.

We entered into the mineral property purchase agreement with Senate Capital Group on March 14, 2001. Under the terms of this agreement, we acquired title to the Burner Hills mineral claims and the December 2000 geological report prepared by Mr. Rice in a non-arms-length transaction. We paid to Senate Capital Group the amount of $10,052 and issued to Senate Capital Group a total of 1,500,000 shares of common stock in consideration for this acquisition. The total consideration issued to Senate Capital Group was based on the determination of the value of the Burner Hills mineral claims as being equal to $25,052 as of March 14, 2001. This determination was a subjective determination made by the board of directors based on several factors, including the cost to acquire the mineral claims, the subjective assessment by the board of directors of the results of the December 2000 geological report received from Mr. Rice and the subjective assessment by the board of directors of the market for prospective gold exploration properties of similar merit in the region of the Burner Hills minerals claims. The board of directors did not obtain or consider any evaluation of the Burner Hills mineral claims made by any arms-length party in making this subjective determination. Accordingly, we can give investors no assurance that the value of the Burner Hills mineral claims arrived at by the board of directors is representative of the fair market value of the Burner Hills mineral claims. The cash consideration of $10,052 paid to Senate Capital Group was based on the cost paid by Senate Capital Group to acquire the mineral claims from Mr. Rice. The share consideration issued was based on the last sales price of our common stock of $0.01 per share, for total share consideration of $15,000.

Geological Reports

We received an initial geological evaluation report on the Burner Hills mineral claims prepared by Mr. John A. Rice and dated December 2000. Mr. Rice is a graduate of the Colorado State University and holds a Bachelors of Science degree in Geology (1978) and a Masters of Science degree in Economic Geology (1984) from the Colorado State University. Mr. Rice is a member of the Geological Society of Nevada and the Society of Economic Geologists. We received this December 2000 geological report upon the acquisition of the Burner Hills mineral claims. We received updated reports from Mr. Rice dated August, 2002 outlining the results of Phase I and Phase II, and October, 2003 incorporating the results of exploration work by Mr. Rice on phase three of the geological work program recommended by Mr. Rice.

The purpose of the initial geological report was to summarize the information from the previous exploration of the mineral claims and to recommend exploration procedures on the mineral claims. The initial geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration.

The Burner Hills property is situated in northwestern Elko County, Nevada, on the northern extension of the Carlin Gold trend and its intersection with the northeast striking Getchell Gold trend. The Burner Hills property is located 25 kilometers (16 miles) north-northeast of Midas. It is located in section 12 of unsurveyed T41N, R47E. The property is accessed via a two-track dirt road from County Road 18, a well maintained gravel road that provides access to Midas from either Winnemucca, 136 kilometers (85 miles) to the west, or Elko to the east.

History of the Property

The history of the exploration of the mineral claims is summarized in the geological report that we obtained from Mr. Rice. The following summary of the exploration history of the mineral claims is based on Mr. Rice's description.

The earliest activity in the district began in the 1880s when miners extracted silver-lead ore from the Mint mine. In 1893 mining operations ceased and then a period of renewed activity took place in the 1930s and 1940s. More recent exploration activity by Placer Dome was conducted in 1987-1988. Due to the discovery of a new deposit in the historic mining district of Midas, companies began exploring the area in 1996 and 1997. Anomalous gold and silver assays from rock chips collected by the author encouraged the staking of the 14 lode mining claims in the district in November 2000.

Geology of the Burner Hills Property

In his geological report Mr. Rice concludes that there are three veins that have the potential of hosting economic gold and silver mineralization on the Burner Hills mineral claims. Economic mineralization is the presence of mineralization on our mineral claims in sufficient quantity and concentration and in an accessible location that would justify the commercial extraction of these minerals through an operating mine. Economic mineralization would be identified by delineation of a body of ore by drilling and/or underground sampling to demonstrate that the ore body has a sufficient tonnage and average grade of metals to justify commercial extraction.

The quartz veins identified on the Burner Hills mineral claims are present within volcanic and sedimentary rocks present on the Burner Hills mineral claims. A quartz vein is a body of quartz rock, frequently long and narrow, that may contain gold. Quartz veins that host gold, silver and base metal mineralization are typical of a low sulfidation, epithermal hot-springs gold system. A low sulfidation, epithermal hot-springs gold system is a gold deposit formed by hot-springs activity with low sulfur content.

The primary area of exploration interest on the Burner Hills mineral claims is the area of the Mint Mine, where historic production of silver and lead began in the 1880s. The Mint mine is an abandoned mine located on the Burner Hills mineral claims. The Mint mine is located on a quartz vein known as the Mint vein. The Mine vein refers to a quartz vein identified on the Burner Hills mineral claims. Prospect pits and quartz vein material associated with the Mint vein occur on the surface of the Burner Hills mineral claims over an extent of 450 meters (approximately 1500 feet). A parallel vein to the south of the Mint vein has also been identified on the Burner Hills mineral claims. Mineralization occurring at the junctions of the identified veins are primary exploration targets because of the possibility of locating high grade gold and silver deposits at these structurally prepared intersections.

Exploration Program

Phase I of the planned exploration work on the property was completed during the 2001 field season. This consisted of geologic mapping and rock chip sampling. Phase II consisted of a soil orientation grid and was completed in the summer of 2002. A fill-in soil grid to compliment the soil orientation grid was completed in August of 2003; this was part of Phase III.

Phase III of the work program consisted of the soil geochemistry orientation survey. A soil geochemistry orientation survey involves the identification of elements or suite of elements present in soil sampled from the mineral claims with the objective of assessing the geology of the mineral claims. We proceeded with a portion of this recommended third phase of the exploration program during the 2003 field season at a cost of $3,170. This work program was completed by Mr. Rice as our consulting geologist.

Conclusions and Recommendations

Samples collected by Mr. Rice from the Burner Hills mineral claims during phase one of the exploration program show that the area of the mineral claims is anomalous in gold and highly anomalous with silver, with the best results in the northeast striking veins, the Mint vein and the parallel vein to the south of the Mint vein. Assay results from these rock chip samples indicate that a mineralized system containing gold and silver is present. An assay is a chemical analysis of a rock sample to determine the amounts of metals in the rock sample and to test the rock sample for mineral composition, purity and weight. Anomalous concentrations of gold and silver are defined as concentrations of gold and silver that are statistically significantly greater than the base concentrations of gold and silver that would be expected to be found in the bedrock. The best assay results are from the Mint vein and the parallel vein identified to the south of the Mint vein. The assay results indicating a mineralized system containing gold and silver are important as we would not proceed to further stages of exploration on the Burner Hills property without assay results indicating mineralization in rock samples taken from the surface of the property.

Based on these assay results, Mr. Rice recommended a further three phase geological work program. This recommendation was based on the conclusion of Mr. Rice that the assay results were indicative of a gold and silver mineralized system below the surface of the Burner Hills mineral claims. The second and third phases of this exploration program were recommended in order to better identify exploration targets. The fourth phase would consist of a modest drilling program of a minimum of three holes.

We accepted the recommendations of the phase one updated geological report and proceeded to complete the second phase of the recommended exploration program in the summer of 2002. Mr. Rice visited the site of the mineral claims and completed the gathering of samples for analysis as part of this phase of exploration. The second phase included the completion of a detailed orientation soil grid. We received the geological report from Mr. John Rice summarizing the results of this second phase and giving further conclusions and recommendations in August 2002.

In his August 2002 geological report, Mr. Rice concluded that the results of the soil survey completed as part of the second phase show that there is a recognizable zone of mineralization present on the Burner Hills mineral claims. This zone is indicated by anomalous values of gold, silver and arsenic. Anomalous values of elements are concentrations that are statistically significantly greater than the base concentrations of elements that would be expected to be found in the bedrock. Mr. Rice concluded that these anomalies correlate with the Mint vein zone. Mr. Rice also concluded that the soil survey agrees with the geological map that the Mint vein is a discontinuous geological structure that trends from the old workings in the northeast to the southwestern edge of the property: a minimum distance of 900 metres (approximately 3000 feet). The gold soil map and silver soil map prepared by Mr. Rice as part of his August 2002 report show that high values of gold and silver are confined to the

Mint vein structure. Mr. Rice concluded that these results were encouraging and recommended proceeding to phase three of the recommended exploration program. Phase three involves completion of a soil survey and completion of an induced polarization geophysical survey. An induced polarization geophysical survey will involve the application of a current into the ground using a pair of electrodes and sampling of the results at various locations throughout the mineral claims. The results are then plotted on a map in order to map the lateral and vertical variations in electrical resistivity and chargeability of the minerals present on the claims. These results would then be interpreted by Mr. Rice. The data from this work would be used to define targeted locations for the drilling program to be completed as part of the fourth phase of exploration. The estimated cost of completion of this third phase was $13,000. This estimate included the costs associated with a geologist's review of the work conducted and interpretation of results.

Part of the Phase III work program consisted of the soil geochemistry orientation survey, which was completed during the 2003 field season. In his geological report dated October, 2003, Mr. Rice recommended that future work be conducted in two phases: continuation of Phase III which would consist of the IP geophysical survey at a cost of $10,000 and Phase IV which would be to complete a modest drilling program consisting of a minimum of three drill holes.

Senate Capital Group, a private company controlled by Mr. Dennis Higgs, one of our directors, advanced to us $10,700 in 2004 to continue phase three of the exploration program.

If we proceed to the fourth phase of the recommended exploration program, the estimated cost of completion of this fourth phase is $40,000. This estimate includes the costs associated with a geologist's review of the work conducted and interpretation of results.

The total cost to complete these two phases of the exploration program is thus estimated to be $50,000.

Each phase of the recommended work program would include a geological review and interpretation of the results of the phase. The geological review and interpretations required in each phase of the exploration program would be comprised of reviewing the data acquired and analyzing these data to assess the potential mineralization of the mineral claims. Geological review entails the geological study of an area to determine the geological characteristics, identification of rock types and any obvious indications of mineralization. The purpose of undertaking the geological review would be to determine if there is sufficient indication of mineralization to warrant additional exploration. Positive results at each stage of the exploration program would be required to justify continuing with the next phase. Such positive results would include the identification of the zones of mineralization.

We will make a determination whether to proceed with phase four upon completion of phase three and review of the results of this third phase. In making this determination, We will assess whether the results of phase three are sufficiently positive to warrant continuation through phase four of the exploration program. Any conclusions and recommendations will be based on the professional opinion of Mr. Rice or another independent geologist based on the results of the previous phases of exploration. Whether these conclusions and recommendations will warrant further investment will be based on many factors, including the price of gold, the market for shares of junior exploration companies, the market for financing of mineral exploration projects and the individual decisions of investors at the time of their evaluation of an investment. Given these factors, we can give investors no assurance as to what recommendations and conclusions arising from the results of phase three will be sufficiently positive for us to proceed with further exploration.

If we determine not to proceed with additional exploration on the Burner Hills mineral claims based on the results of phase three, then we anticipate pursuing the acquisition of an interest in an additional mineral property. We anticipate that any acquisition of an interest in an additional mineral property would be made by the acquisition of an option to acquire an interest in the mineral property that may be exercisable by completing exploration work on the property. We anticipate that the acquisition of an option on a mineral property is a feasible plan of operations, as our financial resources may be insufficient to acquire a full ownership interest in a property of merit. There is no assurance that we would be able to acquire an interest in any additional mineral properties or achieve the additional financing necessary to proceed with exploration if an interest in an additional mineral property is acquired. There is no assurance that we will be able to complete an acquisition if a mineral property is targeted. Further, we will require additional funds in order to fund exploration activities if an acquisition is completed.

If we are unable to secure a mineral or natural resource property for exploration, then we would pursue the acquisition of another business or business asset. There is no assurance that we would be able to acquire any interest in any other mineral or natural resource property or other business in view of our limited financial resources. Further, we anticipate having to secure further financing in order to conduct any exploration on any mineral or natural resource property or business acquired. There is no assurance that we would be able to secure the required financing or that we would achieve profitability if financing was completed.

The following table summarizes the costs of proceeding with the geological exploration program recommended by the geological report:

PROPOSED BUDGET: BURNER HILLS

PHASE III - GEOPHYSICS and SOIL GRID
IP Survey	$US10,000.00

Target definition and to explore for structures beneath volcanic rock cover east of the range front.

TOTAL PHASE III		$US10,000

PHASE IV -	DRILLING
Preparation
	Permitting	$1,000
	Site prep and reclamation	$1,000
Drilling	(2000 feet @ $10 per foot)	$20,000
	mob/demob	$2,000
Assays	(400 @ $15 per sample)	$2,000
Geologist	(7 days @ $325 per day)	$2,275
Reporting		$1,200
Contingency		$6,525

TOTAL PHASE IV		$US 40,000
TOTAL PHASE III and IV		$US 50,000

SASKATCHEWAN

Our Saskatchewan property, called the Cochrane River property consists of two Mineral Prospecting Permits (MPP 1237 and MPP 1238) with a combined total areal extent of 67,480 ha (166,747 acres). The property is located in northern Saskatchewan. Ubex Capital Inc. ("Ubex") filed an application with Saskatchewan Industry and Resources ("SIR") to acquire the permits on 31st January, 2005, and certificates confirming title were subsequently issued by SIR on 4th March, 2005. The permits are registered in the name of Ubex Capital Inc. with 100% unencumbered ownership.

Permit application fees which were submitted by Ubex, payable to SIR, were as follows:

For each permit, a refundable deposit of $15,000, and a recording fee of $0.15 per hectare.

The legal description of the permits consists of a listing of corner coordinates (NAD 27), as follows:

Permit MPP 1237
1.	102< 47' 19.68" W 58< 45' 00" N
2.	102< 34' 58.80" W58< 40' 30" N
3.	102< 52' 08.40" W 58< 30' 00" N
4.	103< 00' 00" W 58< 30' 00" N
5.	103< 00' 00" W 58< 39' 19.08" N

Permit MPP 1238
1.	102< 47' 19.68" W 58< 45' 00" N
2.	102< 34' 58.80" W 58< 40' 30" N
3.	102< 25' 01.20" W58< 46' 16.32" N
4.	102< 27' 52.20" W 58< 47' 44.88" N
5.	102< 15' 34.20" W58< 54' 11.16" N
6.	102< 17' 14.28" W 58< 55' 02.64" N
7.	102< 34' 00" W58< 49' 55.56" N
8.	102< 40' 22.08" W58< 48' 05.94" N

Title to MPP1237 and MPP 1238 has been sold to us by Ubex. We have entered into a mineral property purchase agreement with Ubex dated April 26th, 2005, to acquire an undivided 100% right, title and interest in the two mineral exploration properties. The agreement is subject to Ubex retaining a 2% royalty. Total consideration for this acquisition consists of a cash payment in the amount of CDN $40,756.95, which is Ubex's cost of acquisition of the two permits.

Ubex Capital Inc. is 100% owned by Dennis Higgs, one of our directors. Ubex will retain a royalty of 2% on the property and will split the royalty (1% each) with Darcy Higgs, Dennis Higgs' brother, who owns 17.1 % of our shares of common stock.

Saskatchewan mineral dispositions including permits are administered by SIR on behalf of the Crown of Canada in accordance with The Mineral Disposition Regulations, 1986. The holder of a permit is granted the exclusive right to explore for minerals (though not to extract, recover or produce minerals except for testing and scientific purposes) within the permit outline. A permit is valid for a period of 2 years and may not be renewed. While in compliance with the requirements of the regulations, a permit holder is entitled to convert any portion of a permit to mineral claims which may be held indefinitely. A claim holder may subsequently convert his claim into a mineral lease which allows for commercial extraction of minerals.

To maintain a mineral prospecting permit in good standing, SIR requires the filing of reports documenting acceptable exploration expenditures of $1.25 per hectare in the first permit year, and $4.00 per hectare in the second permit year. Reports and statements of expenditures must be filed not later than 90 days following the permit anniversary dates.

Excess expenditures may be carried over and applied to the following permit year and/or claim year. Annual expenditure requirements to maintain mineral claims in good standing are $12 per hectare for the first 10 years and $25 per hectare thereafter. In the case of claims converted from exploration permits, the deemed effective dates are the effective dates of the permits.

After the first permit year, and subject to acceptance of the required filing of exploration expenditures, a permit may be reduced in size to a single block not less than 10,000 ha in size.

The deposit of $15,000 per permit is refundable to the registered holder after the first or second permit years if acceptable exploration expenditures have been filed. The deposit would normally be rolled over to apply to the second permit year unless the holder elected to surrender the permit after the first year.

Obligations in the First and Second Permit Years

To maintain the permits in good standing up to the first anniversary date (31st January, 2006), exploration expenditures of $1.25 per hectare must be documented and filed by 1st May, 2006.

Subsequently, to maintain the permits in good standing to the second anniversary date (31st January, 2007), further exploration expenditures of $4.00 per hectare must be documented and filed by 1st May, 2007.

Location and Access

The Cochrane River property is a single contiguous block of irregular outline, extending for approximately 62 km in a northeast-southwest direction and approximately 15 km in a northwest-southeast direction. The centre of the property is approximately 102< 40' W, 58< 45' N. The property occupies portions of NTS map sheets 64 L/9, 10, 15 and 16.

The property extends to the northeast of the northern portion of Wollaston Lake. The closest community is the Village of Wollaston Lake which is located 50 km to the south. This community is served by a year-round scheduled air link to the cities of Saskatoon and Prince Albert in central Saskatchewan. A winter road (during January, February and March) links the Wollaston Lake community with Provincial Highway 905 (and the provincial road network) on the west side of Wollaston Lake.

There is presently no road access to the Cochrane River property. Numerous lakes within the property can be accessed by float- and ski-equiped light aircraft which are available for charter at Points North Landing (75 km to the southwest) and at the Town of La Ronge (400 km to the south-southwest).

Property Location Map

NWT
110 W
102 W
60 N
Uranium City
Carleton Ventures Corp.
Cochrane River Property
Cluff
ATHABASCA BASIN
McClean
Eagle Point
Cigar
McArthur
58 N
Key
PROVINCE
OF
SASKATCHEWAN
56 N
Seabee
La Ronge
Flin
Flon
Flin Flon
Konuto
ALBERTA
MANITOBA
Nipawin
Prince Albert
53 N
North
Battleford
Saskatoon
Yorkton
51 N
Moose Jaw
Regina
49 N
U.S.A.
0
100
200
kilometres

Mineral dispositions shown are as of May 2, 2005.

Carleton Ventures Corp.			
Cochrane River Property, Northern Saskatchewan			
PROPERTY LOCATION MAP			
Compiled: Robertshaw Geophysics Ltd.		Scale:	1:6 000 000
Drawn by: Robertshaw Geophysics Ltd.		Date:	June, 2005
		Figure	1

MAP 2

Carleton Ventures Corp., Cochrane River Property, Northern Saskatchewan

MPP 1238
MPP 1237
McClean Lake
Eagle Point
Collins Bay
Rabbit Lake
Wollaston Lake

NTS Map Sheet 64 L

Scale 1:600 000

0 10 20

kilometres

Figure 2

Geology of the Cochrane River Property

The property is underlain by highly deformed Paleoproterozoic Wollaston Group metasediments and Archean age granites which form part of a 60 km wide, northeast trending fold-thrust belt known as the Wollaston Domain. The Cochrane River property is located within the western portion of the Wollaston Domain where the metasediments contain abundant graphitic horizons.

The Athabasca Basin, which extends for some 425 km east-west x 220 km north-south, hosts several world class uranium deposits (McArthur River, Cigar Lake, Key Lake, and others). These deposits occur at and around the contact between western Wollaston Group metasediments and overlying Athabasca Group sandstone units and are generally termed unconformity-type deposits. Although much of the uranium ore is generally hosted by the overlying Athabasca Group sandstones, significant uranium mineralization commonly extends vertically beneath into the Wollaston Group rocks. This is particularly evident at the McArthur River deposit, where the majority of the uranium ore and the highest grades of mineralization occur in the underlying basement rocks.

The Athabasca Group sandstone rocks are approximately 1.7 billion years in age, and there is evidence that these rocks were once thicker (by probably 2 km or more) and much more extensive in area. The Cochrane River property was no doubt overlain by Athabasca Group sandstones for a significant portion of its geological history. Unconformity-type uranium deposits could have formed within the property at that time. Although now eroded to below the level of Athabasca Group coverage, any underlying basement-hosted or root zones of mineralization should be preserved. These are the targets of the present exploration program at the Cochrane River property.

Faults, particularly the common northeast-oriented strike slip faults of this region, tend to be localized within the soft, graphitic horizons of the Wollaston Group sediments, particularly where adjacent to relatively rigid basement units such as Archean granites. Fault movements, particularly strike-slip movements, enhance the electrical conductivity of graphitic horizons by aligning the graphite grains and promoting electrical continuity. Reactivated basement faults also provide enhanced fluid permeability in the basement which facilitates fluid flow and mixing which are thought to be key components in the formation of the uranium deposits of the Athabasca Basin region. Thus, faults and particularly graphitic conductors are commonly sought as exploration targets for uranium mineralization. Graphitic conductor horizons which are in close proximity to Archean granite bodies are thought to be particularly favorable.

Mining Activities and Equipment on the Cochrane River Property

There has been no mining activity within the property. There is no mining equipment on site.

Status of Exploration at the Cochrane River Property

No exploration work has been conducted by us on the property. No mineralized material is known to exist.

Prior Exploration Work at the Cochrane River Property

There is no record of prior exploration work on the property.

Geological Reports on the Cochrane River Property

We do not know the geology of the property. We decided to conduct exploration activities on the property because uranium was discovered nearby.

Proposed Exploration Program
Phase	Work Description
Initiation	Compilation of results of prior work and analysis
Year 1 Reconnaissance Exploration	Structural/lineament analysis and interpretation
Year 1 Reconnaissance Exploration	Airborne EM survey
Year 1 Reconnaissance Exploration	Initial ground follow-up, prospecting, geochemical sampling
Year 2 Exploration	Ground EM surveys to pinpoint conductor targets
Year 2 Exploration	Diamond drilling of priority targets

Timetable and Budget
Work Item	Timetable	Budget
1. Compilation and analysis of results of prior work	In progress	$10,000
2. Acquire aeromag and IKONOS or airphoto coverage. Structural/lineament analysis and interpretation.	June, July, 2005	$30,000
3. Airborne EM survey	To be determined	$200,000
4. Initial ground follow-up, prospecting, geochemical sampling	To be determined	$80,000
5. Ground EM surveys to pinpoint conductor targets	To be determined	$75,000
6. Diamond drilling of priority targets	To be determined	$375,000

MONGOLIA

Property Description and Ownership

In May 2005, Glenn Catchpole, our president, acquired a100% interest to the Khavtsal property through a purchase of an exploration license legally recorded and transferred in accordance with the Mongolian Mining Law. The Khavtsal property is recorded at the OGMC by license number #8560 and covers 16,091 hectares.

Mongolia allows for the application of a mineral exploration license through the Office of Geological and Mining Cadastre Office ("OGMC"), an agency of the Mineral Resource Authority of Mongolia. Exclusive rights to explore are granted to individuals or companies, subject to approval of a correctly submitted license application and exploration conducted in compliance with specified mineral law.

Glenn Catchpole entered into a purchase agreement, subject to due diligence and confirmation of title, to purchase a 100% interest in the Khavtsal project including the historical files of data on past work on the project, and commissions, for a total purchase price of $105,945. No additional payments or work commitments will be required subsequent to closing of the sale. The permit is recorded in the name of Glenn Catchpole because we had not set up a Mongolian corporation at the time the transaction was negotiated. Glenn Catchpole has not provided us with a signed or executed bill of sale in our favor. However, it is intended that he will transfer ownership of the project to a subsidiary corporation to be formed by us in Mongolia for holding all of our Mongolian permits and projects.

The legal status of the license is maintained by the payment of $0.10 per hectare in annual fees (2005) on or before the anniversary date of the license issue and by submitting exploration reports annually.

We will maintain the Khavtsal property in good standing for 12 months by recording the license transfer from the present owner to us by paying $1609 USD in annual license fees on or before the license issuance anniversary and filing a suitable exploration report to the OGMC of Mongolia. Exploration Licenses may be held for seven years during which the exclusive right to obtain a mining license within the boundary of the license is held by the owner.

Location and Access

The Khavtsal property is 321 kilometers south-southeast of Ulaan Baatar, the capital city of Mongolia in the Dornogovi province and Armag sub province. The approximate geographic center of the property is at 45° 32' 42" and 109° 07' 08' .. Access to the property is by surfaced and undeveloped roads that head southerly from Ulaan Baatar. These roads parallel the main railway between Ulaan Baatar and southern Mongolia. The property is 30 kilometers south from the station Khar Armag along this railway.

Geology and Physiology

Khavtsal is one of approximately sixty significant sediment hosted uranium occurrences identified and explored by the Russian-Mongolian Survey during the 1980s. The local geologic setting is referred to as the Ulaan Nuur depression. Uranium occurs within a sedimentary sequence that includes significant amounts of organic and carbonaceous material.

The geology of the area includes a basement of Proterozoic to Paleozoic metamorphic igneous rocks that are covered by Jurassic basalts and quartz-porphyries. This sequence of Jurassic igneous rocks is covered by Upper Jurassic and Lower Cretaceous conglomerates and sandstones which are covered by young alluvial deposits.

Surface trenching exposes horizons of black and brown clays, enriched in carbonaceous organic material that contains 0.012% to 0.241% uranium in layers from 0.6 to 1.8 meters thick. Drilling in the vicinity of the trenches shows similar thicknesses and values with highs of 0.276% uranium over 0.3 meter thicknesses.

A Russian exploration summary that describes and characterizes " estimated resources" has been acquired from the Mongolian Geologic Information Center files at the OGMC in Ulaan Baatar, Mongolia. The translation from Russian has been provided by a Mongolian consultant hired by us and these results will need to be confirmed with additional trenching and drilling. At this point, we take the report as indicating favorable exploration potential.

Equipment

No recovery plant or mining equipment is on the Khavtsal property. Power to the site will most likely be produced on site with generators.

Previous Exploration Activity

We have not conducted any exploration on the property. Previous occupiers of the Khavstal property have conducted some exploration activity. A summary report on file at the Geologic Information Center within the offices of the Mineral Resource Authority of Mongolia (MRAM) provides the following summary of exploration work completed on the Khavtsal property:

1.	Geologic and radiometric exploration.
2.	Gamma Spectrometry Mapping.
3.	Surface trenching totaling 3046m3
4.	Drilling totaling 1808 meters (44 holes estimated)
5.	Channel sampling of 43.25 meters
6.	Rock sampling totaling 625 samples
7.	Magnetic Survey at 100m by 20m stations over 12.4km2
8.	Electric (geophysical) profiles on 100m by 20m stations over 10km2

The Khavtsal property can be considered in a stage of advanced exploration based on historic work completed and reported on by the Russian-Mongolian Survey in 1987. The Russians report "resources" of 2000 tons uranium ("Probable resources") for the Khavtsal uranium occurrence based on physical exploration (noted above) and 4000 tons uranium based on unconstrained geologic projection ("Speculative undiscovered resources") for the larger Ulaan Nuur depression in which Khavtsal is located.

Exploration on Khavtsal was conducted by the Russian-Mongolian Geologic Survey. This work consisted of an airborne gamma spectrometry survey in 1981 that identified a significant anomaly and the work described above that was conducted in 1987. No other exploration work is recorded in information acquired by us.

We have acquired two Russian-Mongolian Survey reports from the Geologic Information Center in the offices of the Mineral Resource Authority of Mongolia. Translations and additional data searches are being provided to us by a Mongolian consultant based in Ulaan Baatar, Mongolia.

Plan of Exploration

Our tentative plan of exploration is described below. The initiation and completion of this plan is dependent on other competing priorities that arise as a result of alternatives presented to us. A schedule and completion of this work is also dependent on our ability to finance the work. We may attempt to joint venture this work to an operating company in exchange for equity prior to conducting any exploration program on Khavtsal.

Exploration Phase	Work Required
1.Data acquisition and compilation	Search files agencies Mongolia and Russia
2.Surface Data confirmation	Preliminary resample surface trenches
3.Site visit and orientation	Field evaluation by Geologist
4.Report requirements for OGMC	Prepare report of exploration plans
5.Resurvey existing trenches and drill holes	Sub meter GPS survey by technicians
6.Digital Data entry	Entering data by technician
7.Generate Preliminary Drill sections	Product output by technician
8.Generate Preliminary 3D Model resource etc	Complete by geologist or specialist
9.Drill Data confirmation	Twin existing holes.
10.Design surface exploration program	Prepare plan by Geologist
11.Conduct surface exploration program	Execute plan by geologists, specialists, etc
12.Design drill program if warranted	Prepare Plan by geologist
13.Conduct Drilling program if warranted	Mobilize drill and execute
14.Evaluate exploration results	Evaluation and reporting by geologists

Stage of Exploration:	Timetable:	Cost:
1.Data acquisition and compilation	2 months	$6,000
2.Surface Data confirmation	15 days	$12,000
3.Site visit and orientation	4 days	$2,500
4.Report requirements for OGMC compliance	3 days	$1200
5.Resurvey existing trenches and drill holes	7 days	$8,000
6.Digital Data entry	1 month	$4,000
7.Generate Preliminary Drill sections	4 days	$1,000
8.Generate Preliminary 3D Model resource etc	15 days	$6,000
9.Drill Data confirmation	2 months	$132,000
10.Design surface exploration program	10 days	$4,000
11. Conduct airborne Radiometric	5 days	$80,000
11.Conduct surface exploration program	3 months	$65,000
12.Design drill program if warranted	10 days	$4,000
13.Conduct Drilling program if warranted	1 month	$300,000
14.Evaluate exploration results	14 days	$6,000
15. Other Data Acquisition, Camp, Expenses		$50,000
		$681,700

This program might be conducted over two or more seasons and is tentative based on the ability to finance programs by us or to joint venture with suitable partners. Also we may defer and or delete programs entirely based on alterative exploration investment opportunities in our portfolio. No work expenditures are required to keep the project in good standing.

Material terms of contracts for completion of exploration work will be conventional service contracts specifying scope of work, fees and payments, company versus contractor obligations and completion standards, and contract term and termination.

Regulations

We will have to comply with the following governmental regulations:

Governmental Regulation	Manner of Compliance
1. Establish a business presence in Mongolia	Establish a subsidiary or other, cost nominal
2. Comply with Khavtsal license transfer	Pay fees and record at OGMC.
3. Receive approval local Soum leaders	Secure written approval and pay any Fee.
4. Comply with reporting exploration plans	Consulting billing and file at OGMC
5. Environmental regulation compliance	Operate Exploration Responsibly
6. Maintain annual license fees	Payment of Fees to OGMC
7. Comply with Mongolian labor laws.	Ensure compliance service contractors.

Governmental Regulation	Estimated Cost:
1. Establish business presence in Mongolia	$2000
2. Comply with Khavtsal license transfer	$2000 including legal fees
3. Receive approval local Soum leaders	$1,000 to $5,000 estimated (negotiated)
4. Comply with reporting exploration plans	$1,000 in billable consulting
5. Environmental regulation compliance	$1000
6. Maintain annual license fees	$1609 in 2005
7. Comply with Mongolian labor laws.	Nominal cost

Exploration license fees are established by law and paid annually on or before the anniversary of license issue as:

Per hectare:	USD $0.05 for the first year, and USD $0.10 for each of the second and third years.
Per hectare:	USD $1.00 for each of the fourth and fifth year of the license.
Per hectare:	USD $1.50 for each of the sixth and seventh year of the license.

WYOMING

Property Description and Ownership

We have applied for leases from the State of Wyoming for the minerals on seventeen (17) state-owned sections of land. Each section typically contains 640 surface acres, more or less, for a total of 11,280 acres. Eleven (11) of these sections are located in the Power River Basin and six (6) are located in the northern part of an area generally referred to as the Great Divide Basin (or Red Desert). It is anticipated that these applications will be routinely approved at the next regular meeting of the State of Wyoming Board of Land Commissioners in June, 2005.

The fee for the applications is a flat twenty five dollars ($25) per application plus one dollar ($1) per acre for the first year rental making the total six hundred and sixty five dollars ($665) per state section. The total amount paid for leasing of the seventeen plus sections is $11,530. The owner of a mineral lease on state land has the right to explore for and extract any solid mineral lying on or below the surface of the land.

The applications for the above mentioned state leases are in the name of either Glenn J. Catchpole, our President, or George J. Hartman, our Vice-President, Mining. Once the applications have been approved the ownership of each lease will be legally transferred to us.

Wyoming Mining Claims (federal mineral)

We are currently in the process of staking claims on federal and private lands in the state of Wyoming where the mineral rights are owned by the federal government. The specific locations of the claims being staked cannot be revealed at this time for business confidentiality reasons. In general, the claim staking will take place in the Powder River Basin and the northern Great Divide Basin. It is planned that 50 to 150 claims will be staked and recorded with the county and federal governments this year. It is also probable that we will purchase mineral claims directly from existing owners during the next twelve (12) months. The number of such acquisitions cannot be stated at this time.

A typical claim will have the dimensions of 1,500 feet by 600 feet and approximately twenty (20) acres in size. The county fee for filing a mineral claim varies between counties but is typically about $8 per claim. The federal fee for filing a mineral claim is $35 per claim.

The applications for the above mentioned mineral claims will be made in our corporate name.

Obligations in the First and Subsequent Years

Wyoming State Leases

The annual rental fee is $1 per acre for the first five years, and $2 per acre for years six through ten. If any uranium is produced from these state leases a mineral royalty will have to be paid to the State of Wyoming. There are no minimum annual work requirements. The owner of the mineral lease must conduct his activities in a manner that is consistent with all applicable environmental laws and regulations.

Mineral Claims (federal mineral)

The annual maintenance fee is $100 per claim payable to the federal Bureau of Land Management. There are no minimum annual work requirements. The owner of the mineral claim must conduct his activities in a manner that is consistent with all applicable environmental laws and regulations.

Locations and Access

Wyoming State Leases

We have made application to lease the mineral rights for some seventeen full sections of state owned land plus a portion of five other sections. Once these applications have been approved the owner of the mineral lease has the right of access subject to the paying of surface damages caused by him on any surrounding privately owned land. All the state sections being applied for are in locations that are easily accessible. Specific routes will be identified for each lease area once the applications have been approved.

Mineral Claims (federal mineral)

We are in the process of staking federal mining claims on federal and private lands in Wyoming at several locations. The specific locations of the claims being staked cannot be revealed at this time for business confidentiality reasons. Once these applications have been approved the owner of the mineral lease has the right of access subject to the paying of surface damages caused by him on any privately owned land. All the state sections being applied for are in locations that are easily accessible. Specific routes will be identified for each claim area once the applications have been approved.

Wyoming State Leases

We have not yet prepared a property location map in connection with our applications for the lease of some seventeen plus state sections for business confidentiality reasons.

Mineral Claims (federal mineral)

We have not yet prepared a property location map in connection with our claim staking activity for business confidentiality reasons.

Geology

Wyoming State Leases

We do not have detailed geology on any of the seventeen plus state sections that are being applied for with the state of Wyoming for mineral leases. In general, we have applied for state sections located in sandstone basins of Cretaceous or Tertiary age and thus have the potential for the economic solution mining of uranium.

Mineral Claims (federal mineral)

We do have some geologic information on most of the mining claims currently in the process of being staked. In general, we are staking claims on ground located in sandstone basins of Cretaceous or Tertiary age and thus have the potential for the economic solution mining of uranium.

Mining Activity and Equipment on the Properties

Wyoming State Leases

There is no mining activity or mining equipment on any of the state sections that we have made applications for a mineral lease.

Mineral Claims (federal mineral)

There is no mining activity or mining equipment on any of the lands being staked by us.

Status of Exploration

Wyoming State Leases

No exploration work has taken place by us on any of the state sections that we have made applications for a mineral lease.

Mineral Claims (federal mineral)

No exploration work has taken place by us on any of the lands being staked by us.

Prior Exploration Work

Wyoming State Leases

At this time, we do not have knowledge of any prior exploration work on any of the state sections that we have made applications for a mineral lease.

Mineral Claims (federal mineral)

On most of the lands where we are staking the property reflects previous exploration work.

Geological Reports

Wyoming State Leases

We have not yet commissioned any geologic reports on any of the state sections that we have made applications for a mineral lease.

Mineral Claims (federal mineral)

We have not yet commissioned any geologic reports on any of the lands where we are staking claims.

Proposed Exploration Program

Wyoming State Leases

Year 1 - obtain all possible existing geologic information and evaluate the information. Describe surface geology. Review all available regional information and information that may be available from neighbors. Identify those state sections with best potential and design exploration programs that include some drilling. Prepare summary geologic report on each state section for management.

Year 2 - conduct exploration by drilling on those state sections identified as having the best potential. Evaluate the results of the drilling program and prepare summary reports for management including reserve calculations where appropriate. At the end of the year drop those state sections that have been identified as having low potential. Design exploration drilling programs for the next year on those state sections continuing to show significant uranium potential.

Year 3 - conduct exploration drilling program on the state sections with best potential. Evaluate results of the drilling program. At end of the year drop any of the state sections that have been identified from the drilling to have low potential. Prepare summary report for management including an update of the reserve numbers and recommendations for development using ISL mining.

Mineral Claims (federal mineral)

Year 1 - obtain all possible existing geologic information and evaluate the information. Describe surface geology. Review all available regional information and information that may be available from neighbors. Identify those claim areas with best potential and design exploration programs that include some drilling. Prepare summary geologic report on each state section for management.

Year 2 - conduct exploration by drilling on those claim areas identified as having the best potential. Evaluate the results of the drilling program and prepare summary reports for management including reserve calculations where appropriate. At the end of the year drop those claims that have been identified as having low potential. Design exploration drilling programs for the next year on those areas continuing to show significant uranium potential.

Year 3 - conduct exploration drilling program on the claims with best potential. Evaluate results of the drilling program. At end of the year drop any of the claims that been identified from the drilling to have low potential. Prepare summary report for management including an update of the reserve numbers and recommendations for development using ISL mining.

Timetable and Budget

Wyoming State Leases
Year 1 - $10,000
Year 2 - $100,000
Year 3 - $100,000

Mineral Claims (federal mineral)
Year 1 - $10,000
Year 2 - $150,000
Year 3 - $150,000

Possible Delaying Factors

Wyoming State Leases

Year One - difficulty in obtaining existing information on a timely basis.

Year Two - difficulty in contracting drilling rigs and logging units. In Wyoming there is currently a shortage of exploration drilling rigs caused by the recent rapid development in the coal bed methane industry. The expected increase in uranium exploration in Wyoming in the next two to three years will also increase the difficulty of contracting for drilling rigs and logging units. Another possible delaying factor is severe shortage of experienced uranium geologists.

Year Three - same as Year Two, above.

Mineral Claims (federal mineral)

Year One - difficulty in obtaining existing information on a timely basis.

Year Two - difficulty in contracting drilling rigs and logging units. In Wyoming there is currently a shortage of exploration drilling rigs caused by the recent rapid development in the coal bed methane industry. The expected increase in uranium exploration in Wyoming in the next two to three years will also increase the difficulty of contracting for drilling rigs and logging units. Another possible delaying factor is severe shortage of experienced uranium geologists.

Year Three - same as Year Two, above.

Possible Cost Escalation Factors

Wyoming State Leases

Year One - None expected.

Year Two - Increasing fuel costs. Escalating drill rig and logging unit costs in short supply situation. Increasing professional salaries in a short supply situation.

Year Three - same as Year Two above.

Mineral Claims (federal mineral)

Year One - None expected.

Year Two - Increasing fuel costs. Escalating drill rig and logging unit costs in short supply situation. Increasing professional salaries in a short supply situation.

Year Three - same as Year Two above.

We have not conducted any exploration activity on the state sections where we have made applications for a mineral lease.

We have not conducted any exploration activity on the claims that we are in the process of staking.

Selection of Contractor Factors

Wyoming State Sections

As mentioned above, there is currently a shortage of drilling rigs in Wyoming because of the rapid growth of the coal bed methane business. This situation will most likely get worse as the demand for the same type of drilling rigs for the uranium industry grows over the next two to three years. It is hoped that this situation will improve as drilling contractors recognize the business potential and begin acquiring additional drilling rigs and training crews. We may start soon contacting drilling contractors to make arrangements for exploration drilling in Year Two of the Work Program

Mineral Claims (federal mineral)

Same as above.

Regulations Affecting Mineral Exploration

Exploration by drilling in Wyoming requires compliance with Wyoming Statute 35-11-404 and Chapter 8 of Land Quality Division non-coal regulations. These regulation require us to post a $10,000 bond for each exploration area, reclaim drill sites and properly plug each drill hole, and file a termination report. After submitting the termination report, a government inspector will check the exploration area, including the drill hole plugging, for compliance before releasing the bond.

Government Regulation

Exploration activities are subject to various national, state, foreign and local laws and regulations in the United States, Canada and Mongolia, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in the United States, Canada and Mongolia.

Environmental Regulation

Exploration activities are subject to various federal, state and local laws and regulations governing protection of the environment. These laws are continually changing and, as a general matter, are becoming more restrictive. Our policy is to conduct business in a way that safeguards public health and the environment. We believe that our exploration activities are conducted in material compliance with applicable laws and regulations.

Changes to current local, state or federal laws and regulations in the jurisdictions where we operate could require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could render certain exploration activities uneconomic.

Competition

We compete with other mining companies in connection with the acquisition of precious metals properties. There is competition for the limited number of gold and uranium acquisition opportunities, some of which is with other companies having substantially greater financial resources than we do. As a result, we may have difficulty acquiring attractive exploration properties.

We believe no single company has sufficient market power to affect the price or supply of gold in the world market.

Employees

Currently we have two full-time employees and three part-time employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

We are an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We have commenced exploration work on the Burner Hills property in order to ascertain whether the Burner Hills property possesses commercially developable quantities of gold and other precious minerals. There can be no assurance that a commercially viable mineral deposit, or reserve, exists on the Burner Hills property until appropriate exploratory work is done and a comprehensive evaluation based on such work concludes legal and economic feasibility. We are currently reviewing other resource properties for possible acquisition or joint ventures.

Plan of Operations

We have completed Phase I and Phase II of the exploration program on the Burner Hills property. We have commenced Phase III of the exploration program which comprises a soil geochemistry orientation survey and an IP geophysical survey. The total Phase III budget is $13,000. A fill-in soil grid to compliment the soil orientation grid was completed in August of 2003. To date the IP geophysical survey has not been conducted and would cost an additional US$10,000. Phase IV would be a 600 meter (2000 feet) drilling program that would cost US$40,000. The total budget for completion of these two phases would be US$50,000. It is intended that John Rice, consulting geologist will perform the exploration activities on the Burner Hills property as directed by the Board of Directors.

We had cash on hand in the amount of $30,494 as of March 31, 2005. We may require additional funding to enable us to incur exploration expenditures on the Burner Hills property in order to complete Phase IV of the recommended exploration program. In 2004 Senate Capital Group, a private company controlled by Mr. Dennis Higgs, one of our directors, advanced to us $10,700 to enable us to continue phase three of the exploration program.

Mr. John Rice has requested a quote for the cost and time frame available for the completion of the IP geophysical survey. We anticipate completing this survey in the spring or summer of 2005.

As of the March 31, 2005 quarterly period, we will require additional funding in the event that we determine to proceed with Phase IV of the exploration program. The anticipated cost of the Phase Four exploration program is $40,000 which is in excess of our projected cash reserves upon completion of Phase III of the exploration program. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. There is no assurance that we will be able to achieve additional sales of its common stock. However, subsequent to the quarterly period, we completed an equity financing of $695,950.

During the first quarter of 2005 Mr. Glenn Catchpole was appointed to the Board of Directors and has assumed the role of President and Chief Executive Officer.

Mr. Catchpole is a licensed engineer who holds an M.S. in civil engineering from Colorado State University. He has been active in the uranium mining industry since 1978, holding various positions including mining engineer, project manager, general manager and managing director of several uranium mining operations.

In 1988 Mr. Catchpole joined Uranerz U.S.A., Inc. and Uranerz Exploration and Mining Ltd. and became Director of Regulatory Affairs, Environmental Engineering and Solution Mining. Mr. Catchpole's responsibilities included the monitoring and oversight of the environmental and regulatory aspects of two large uranium mines in Canada and the operational aspects of one uranium solution mine in the United States. In 1996 Mr. Catchpole was appointed General Manager and Managing Director of the Inkai mining project located in the Republic of Kazakhstan (Central Asia). In 1998 Cameco Corporation acquired Uranerz U.S.A. Inc., and Mr. Catchpole continued his post with the Inkai project. Mr. Catchpole spent six years taking the Inkai project from acquisition through feasibility study, joint venture formulation, government licensing, environmental permitting, design, construction and first phase start-up.

Following his departure from Cameco in 2002, Mr. Catchpole has been an independent consulting engineer providing project management to the oil and gas, mining, and construction industries. Mr. Catchpole is experienced in all phases of project development including environmental permitting, procurement, scheduling, budgeting, and construction of infrastructure and main facilities. He has served on numerous mineral evaluation and due diligence teams.

Mr. Dennis Higgs resigned as President and CEO but will stay on as a member of the Board of Directors.

During this first quarter of 2005, Dr. Gerhard F. Kirchner was also appointed to our Board of Directors.

Dr. Kirchner, Ph.D., P.Eng., has 40 years of international mine development and management experience including 20 years with Uranerz Exploration and Mining Ltd. He received a multidisciplinary education in mining engineering and economic geology, and a Doctorate in Mining Sciences from the University of Leoben, Austria.

At Uranerz, Dr. Kirchner spent nine years as General Manager and 11 years as Senior Vice President. He and his team were responsible for the Key Lake uranium discovery, and the engineering and development of projects such as the Midwest uranium deposit, Eagle Point North uranium deposit, Star Lake gold deposit and the Crow Butte ISL uranium deposit.

Previous to his work with Uranerz, Dr. Kirchner spent six years developing and managing the Kamoto Mine in Kolwezi, Zaire; four years consulting on mining and civil engineering projects in several countries including Surinam, Nigeria and Congo, and five years as a mine superintendent and exploration manager in Greenland where he discovered the Molybdenum Porphyry Erzberg. Dr. Kirchner also spend three years as a project engineer on dams in Austria and Japan, and road projects in Saudi Arabia.

Although we are continuing with the exploration of the Burner Hills mineral property we are currently investigating other resource properties including potential opportunities in uranium. There is no assurance that we will be able to complete an acquisition if a mineral property is targeted.

Results of Operations

Quarter Ended March 31, 2005

Our net loss increased to $10,559 from $5,658 during the same prior year period. This was largely due to an increase in professional fees and general and administrative expenses. Our general and administrative expenses were $3,541 for the three month period ending March 31, 2005 compared to $797 for the period ending March 31, 2004. We anticipate that general and administrative expenses will increase in Fiscal 2005 if we move ahead with the further exploration of our mineral property or acquire an interest in additional mineral properties.

For the Year Ended December 31, 2004

We are in the exploration stage and have no revenues from operations in Fiscal 2004. None of our mineral properties have proven to be commercially developable and as a result, we have not generated any revenue from these activities.

Our general and administrative expenses were $20,096 for the period ending December, 2004 compared to $26,916 for the period ending December, 2003. We anticipate that general and administrative expenses will increase in Fiscal 2005 if we move ahead with the further exploration of our mineral property or acquire an interest in additional mineral properties.

We do not currently have any commitments for material capital expenditures over the near or long term, and none are presently contemplated over normal operating requirements.

Liquidity and Capital Resources

Our cash position at March 31, 2005 was $30,494. We had a working capital deficit of $46,699 as of March 31, 2005.

April 2005 Private Placement Financing

We completed a private placement financing of 6,959,500 shares for net proceeds of $695,950. The private placement was comprised of the issue of an aggregate of 6,959,500 shares at a price of $0.10 per share to an aggregate of 21 purchasers for total proceeds of $695,950.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our previous auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We will require additional financing in order to proceed with the exploration of our mineral properties. We plan to complete private placement sales of our common stock in order to raise the funds necessary to pursue our plan of operations and to fund our working capital deficit. Issuances of additional shares will result in dilution to our existing shareholders. We currently do not have any arrangements in place for the completion of any private placement financings and there is no assurance that we will be successful in completing any private placement financings.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

CRITICAL ACCOUNTING POLICIES

Mineral Property Acquisition Payments and Exploration Costs

We are in the exploration stage and we expense all costs related to the acquisition and exploration of mineral claims in which we have secured exploration rights prior to establishment of proven and probable reserves. To date, we have not established the commercial feasibility of any of our exploration prospects, therefore, all costs are being expensed.

MANAGEMENT

Our directors and officers are as follows:

	Position with	Served as a Director
Name	Registrant	or Officer Since

Glenn Catchpole	President and	March 1, 2005
Chief Executive Officer

Aileen Lloyd	Secretary, Treasurer	May 26, 1999
Chief Financial Officer

George Hartman	Vice-President, Mining	May 9, 2005

Dennis Higgs	Director	May 26, 1999

Paul Saxton	Director	October 26, 2004

Dr. Gerhard Kirchner	Director	March 13, 2005

Mr. Glenn Catchpole was appointed to the Board March 1, 2005 and became our President. Mr. Catchpole is a licensed engineer who holds an M.S. in civil engineering from Colorado State University. He has been active in the uranium solution mining industry since 1978, holding various positions including well field engineer, project manager, general manager and managing director of several uranium solution mining operations.

In 1988 Mr. Catchpole joined Uranerz U.S.A., Inc. and Uranerz Exploration and Mining Ltd. and became Director of Regulatory Affairs, Environmental Engineering and Solution Mining. Mr. Catchpole's responsibilities included the monitoring and oversight of the environmental and regulatory aspects of two large uranium mines in Canada and the operational aspects of one uranium solution mine in the United States. In 1996 Mr. Catchpole was appointed General Manager and Managing Director of the Inkai uranium solution mining project located in the Republic of Kazakhstan (Central Asia). In 1998 Cameco Corporation acquired Uranerz U.S.A. Inc., and Mr. Catchpole continued his post with the Inkai project. Mr. Catchpole spent six years taking the Inkai project from acquisition through feasibility study, joint venture formulation, government licensing, environmental permitting, design, construction and first phase start-up.

Following his departure from Cameco in 2002, Mr. Catchpole has been an independent consulting engineer providing project management to the oil and gas, mining, and construction industries.

Ms. Aileen Lloyd is the Secretary, Treasurer and Chief Financial Officer and is a member of the board of directors. Ms. Lloyd was appointed to the board of directors and as secretary, treasurer and chief financial officer on May 26, 1999.

Ms. Lloyd has been an administrative assistant with Senate Capital Group Inc., a private venture capital and management consulting company, since October 1990. In this position she provides management services to publicly traded companies.

Ms. Lloyd is a director of Miranda Gold Corp., a Canadian public reporting gold exploration company since May 1993. In this position, Ms. Lloyd provides management services.

Mr. George Hartman was appointed to the Board of Directors and the role of Vice-President, Mining on May 9, 2005. He has thirty-seven years experience in developing green field projects into mining production companies including both metals and industrial mineral projects. He has an M. S. degree in Mineral Economics (Colorado School of Mines) and a B. S. in Chemical Engineering (University of Denver). Four process patents have been granted in his name. His experience includes thirteen years managing several in-situ leach uranium mines from green field exploration sites through commercial production.

For the past fourteen years Mr. Hartman was General Manager for Fort Cady Minerals Corporation where he had complete responsibility for solution mining and process development, permitting, design, procurement, construction, production and property management. Property management included federal mining claims and private leases for a large deposit of borate mineral. He managed the project from test stage through construction and operation of a demonstration production facility. He was also involved with product marketing.

From 1982 to 1989 Mr. Hartman was General Manager, In Situ Leach Projects, for Uranerz USA. During this period he managed the interests of all in situ uranium projects which Uranerz USA owned including Ruth, Crow Butte, and North Butte. Under his management, Uranerz served as the contract operator for the successful test solution mining of the Christenson Ranch uranium property now owned by Cogema. He was on the Uranerz acquisition team that studied potential uranium and precious and base metal properties in Nebraska, Colorado, Texas, New Mexico, Utah, California and Wyoming.

Prior to joining Uranerz, Mr. Hartman was president of Ogle Petroleum Inc. where he was in overall operating charge of this uranium production company that joint ventured with Duke Power on a commercial solution mine in Wyoming. He was responsible for managing the project from green field exploration through commercial production (shipped filtered yellowcake to the converter). Mr. Hartman personally designed the processing plant facilities.

Previous to his work with Uranerz, Mr. Hartman was the Texas Mines Manager for Wyoming Mineral Corporation (Westinghouse), where he was responsible for the management of two production in situ uranium mines with ion exchange processing plants in Bruni, and Three Rivers, Texas (shipped dried yellow cake to the converter).

Mr. Dennis Higgs is a member of the board of directors. Mr. Higgs was appointed to the board of directors as President and Chief Executive Officer on May 26, 1999, and resigned as President and Chief Executive Officer on March 1, 2005.

Mr. Higgs has been involved in the financial and venture capital markets for over twenty years, raising several millions of dollars in the United States, Canada and Europe. He founded his first junior exploration company in 1983 and took it public through an initial public offering in 1984. Since then, Mr. Higgs has been involved in the founding, financing and initial public listing of several companies, including Arizona Star Resource Corp. (TSX: "AZS") and BioSource International Inc. (NASDAQ: "BIOI").

In July 1990, Mr. Higgs established Senate Capital Group Inc., a private venture capital company which provides management consulting and investor relations services. With this company, his focus has been and continues to be on the creation and funding of seed and early-stage companies with sound projects and good management. More specifically, Mr. Higgs helps formulate the business strategy and assemble, if necessary, the team to successfully maneuver these companies through the critical early stages of raising sufficient funding to meet their needs. At the same time, he emphasizes and facilitates the companies' listings on a stock exchange to provide additional funding sources to those companies.

At present, Mr. Higgs serves as a director and officer of Miranda Gold Corp., a Canadian public gold exploration company, which he founded in May 1993.

Mr. Paul Saxton was appointed to the Board of Directors on October 26, 2004. Mr. Saxton is a mining engineer who also holds an MBA from the University of Western Ontario. He has been active in the mining industry since 1969, holding various positions including mining engineer, mine superintendent, president and chief executive officer of numerous Canadian mining companies.

Following 10 years with Cominco, Mr. Saxton became vice-president and president of Mascot Gold Mines Ltd., initially working on the design and construction of the Nickel Plate mine in British Columbia, Canada. Subsequently Mr. Saxton became a vice-president of Corona Corporation where he was responsible for western operations and exploration for the company and was instrumental in the re-opening of the Nickel Plate Mine. In 1989, Mr. Saxton was appointed senior vice-president of Viceroy Resource Corporation where he was responsible for helping to obtain financing and the construction and operations of the Castle Mountain mine in California. In 1994, Mr. Saxton was appointed as president of Loki Gold Corporation and Baja Gold Inc. where he was responsible for arranging over $45 million in mine financing and bringing the Brewery Creek Gold mine into production.

Following his departure from Viceroy in 1998, Mr. Saxton became president of Standard Mining Corp., organizing the company and supervising its exploration activities until 2001, when Standard Mining Corp. was merged with Doublestar Resources Ltd. In March 2004, Mr. Saxton was appointed as a director and president of Lincoln Gold Corporation, a company engaged in mineral exploration in the State of Nevada.

Dr. Gherhard F. Kirchner was appointed to the Board March 13, 2005. Dr. Kirchner has 40 years of international mine development and management experience including 20 years with Uranerz Exploration and Mining Ltd. At Uranerz, Dr. Kirchner spent nine years as General Manager and 11 years as Senior Vice President. He and his team were responsible for the Key Lake uranium discovery and the engineering and development of projects such as the Midwest uranium deposit, Eagle Point North uranium deposit, Star Lake gold deposit and the Crow Butte ISL uranium deposit.

Previous to his work with Uranerz, Dr. Kirchner spent six years developing and managing the Kamoto Mine in Kolwezi, Zaire; four years consulting on mining and civil engineering projects in several countries including Surinam, Nigeria and Congo; five years as a mine superintendent and exploration manager in Greenland where he discovered the Molybdenum Porphyry Erzberg; and three years as a project engineer on dams in Austria and Japan and road projects in Saudi Arabia.

Dr. Kirchner received a multidisciplinary education in mining engineering and economic geology and a Doctorate in Mining Sciences from the University of Leoben, Austria.

Audit Committee

We do not have an audit committee financial expert on our board of directors due to the fact that our operations are at a very early stage.

Code of Ethics

We have not adopted a code of ethics as we are at a very early stage. We will pursue adopting a written code of ethics. To date, our board of directors have conducted our affairs consistent with the applicable laws and regulations of the United States and the states.

Compliance with Section 16(a) of the Securities Exchange Act.

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms received by us, we believe that during the fiscal year ended December 31, 2004 all such filing requirements applicable to our officers and directors were complied with.

Certain Significant Employees or Consultants

We consulting relationships with other geologists and persons that are included in its projects and properties from time to time.

Committees

Currently, the Board of Directors has no separate audit, nominating or compensation committees and acts as such as an entire Board. We do not have an audit committee expert.

EXECUTIVE COMPENSATION

Compensation of Directors and Executive Officers

						Long-Term Compensation
		Annual Compensation				Awards	Payouts
						Securities
Names				Other	Under	Restricted		Other
Executive				Annual	Options/	Shares or		Annual
Officer and				Compen-	SARs	Restricted	LTIP	Compen-
Principal	Year	Salary	Bonus	sation	Granted	Share/Units	Payouts	sation
Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)

Glenn Catchpole	2005	0	0	0	0	0	0	0
President,	2004	0	0	0	0	0	0	0
Secretary/Treasurer,	2003	0	0	0	0	0	0	0
Director

George Hartman	2005	0	0	0	0	0	0	0
Vice President and	2004	0	0	0	0	0	0	0
Director	2003	0	0	0	0	0	0	0

Aileen Lloyd	2005	0	0	0	0	0	0	0
Secretary, Treasurer	2004	0	0	0	0	0	0	0
Principal Financial	2003	0	0	0	0	0	0	0
Officer and Director

Dennis Higgs(1)	2005	0	0	0	0	0	0	0
Director	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

Gerhard F. Kirchner	2005	0	0	0	0	0	0	0
Director	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

Paul Saxon	2005	0	0	0	0	0	0	0
Director	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

(1)     Mr. Higgs resigned as our president and chief executive officer on March 1, 2005.

Stock Option Grants

We did not grant any stock options to our directors and officers, including our named executive officer, during our fiscal year ended December 31, 2004.

Exercises of Stock Options and Year-End Option Values

No share purchase options were exercised by any of our directors and officers, including our named executive officer, during our fiscal year ended December 31, 2004.

Long-Term Incentive Plans

We do not have any long-term incentive plans, pension plans, or similar compensatory plans for our directors or executive officers.

Employment Contracts

We do not have any employment contracts with any of our officers or directors.

Directors

Our directors did not receive cash compensation from us for their service as directors during the most recently completed fiscal year.

PRINCIPAL STOCKHOLDERS AND SELLING SHAREHOLDERS

To the knowledge of our management, as at June 1, 2005 no person beneficially owns more than five percent of any class of our voting securities other than as set forth below. The following table shows the total amount of any class of our voting securities owned by each of our executive officers and directors and by our executive officers and directors, as a group, as at June 1, 2005.

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of June 1, 2005 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) each of our named executive officers; and (iv) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

	Name and address	Number of Shares	Percentage of
Title of class	of beneficial owner	of Common Stock	Common
Stock (1)

DIRECTORS AND EXECUTIVE OFFICERS

Common Stock	Dennis Higgs	3,299,500 shares (2)	26.19%
Director
Suite 306 -- 1140 Homer Street
Vancouver, British Columbia
Canada V6B 2X6

Common Stock	Aileen Lloyd	1,150,000 shares (3)	9.13%
	Director, Secretary, Treasurer
	and Chief Financial Officer
	Suite 306 - - 1140 Homer Street
	Vancouver, British Columbia
	Canada V6B 2X6

Common Stock	Glenn Catchpole	50,000 shares	0.40%
	Director, President
	222 Carriage Circle
	Cheyenne, WY, 82009

Common Stock	Paul Saxton	Nil
	Director
	188 Stonegate Drive
	Fury Creek, B.C., V0N 3G4

Common Stock	Dr. Gerhard F. Kirchner	Nil
	Director
	Suite 103 -- 10471 -- 178 Street
	Edmonton, Alberta, T59 1R5

Common Stock	George Hartman	Nil
	Director, Vice-President
	1220 Elkhorn Valley Drive
	Casper, Wyoming 82609

Common Stock	All Officers and Directors	4,499,500 shares	35.71%
	as a Group (6 persons)

5% STOCKHOLDERS

Common Stock	Coalton Schaefer	1,000,000 shares	7.93%
	590 S. Pinnacle
	Buffalo, Wyoming
	82834

Common Stock	Darcy Higgs	2,155,000 shares (4)	17.10%
	4756 Drummond Drive
	Vancouver, BC
	Canada V6R 1K8

Common Stock	Carleen Higgs	2,155,000 shares (5)	17.10%
	4756 Drummond Drive
	Vancouver, BC
	Canada V6R 1K8

Common Stock	Michael Schaefer	1,000,000 shares	7.93%
	25 Burger Lane
	Buffalo, Wyoming
	82834

Common Stock	Anastasios Papadimas	1,000,000 shares	7.93%
	Terma Iras
	Argos, Argolidas
	Greece, 21200

(1)	The percent of class is based on 12,600,000 shares of common stock issued and outstanding as of June 1, 2005.
(2)

Includes 1,424,500 shares in the name of Dennis Higgs, 375,000 shares held in the name of Senate Equities Corp., which is wholly owned by Menace Capital Corp., which is in turn wholly owned by Dennis Higgs, and 1,500,000 shares were acquired in the name of Senate Capital Group Inc. in exchange for the assignment of the Burner Hills mineral claims. Senate Capital is wholly owned by Dennis Higgs.

(3)	Includes 900,000 shares in the name of Aileen Lloyd and 250,000 in the name of her husband, Gordon Lloyd.
(4)	Includes 1,805,000 shares in the name of Darcy Higgs and 350,000 shares in the name of Santorini Investment Corp., a private company controlled by Carleen Higgs, the wife of Darcy Higgs.
(5)	Includes 350,000 shares in the name of Santorini Investment Corp., a private company controlled by Carleen Higgs, and 1,805,000 shares in the name of Darcy Higgs, the husband of Carleen Higgs.

It is believed by us that all persons named have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering

Coalton M. Schaefer	1,000,000	7.94%	1,000,000	0.00%
Michael F. Schaefer	1,000,000	7.94%	1,000,000	0.00%
Cranberry Capital LLC. (1)	300,000	2.38%	150,000	1.19%
Brien F. Lundin	50,000	0.40%	50,000	0.00%
Douglas Higgs	167,500	1.33%	75,000	0.73%
Stephanie Norris	10,000	0.08%	10,000	0.00%
Baybak Family Partners Ltd.(2)	50,000	0.40%	50,000	0.00%
Kenneth D. Cunningham	50,000	0.40%	50,000	0.00%
Joseph P. Herbert	50,000	0.40%	50,000	0.00%
Anastasios Papadimas	1,000,000	7.94%	1,000,000	0.00%
Dennis Higgs.	3,299,500	26.19%	1,049,500	17.86%
Darcy Higgs	2,155,000	17.10%	1,455,000	5.56%
Steven Risgtorcelli	50,000	0.40%	50,000	0.00%
Martin Tielker	50,000	0.40%	50,000	0.00%
Robert A. Montgomery	500,000	3.97%	450,000	0.40%
Glenn J. Catchpole	50,000	0.40%	50,000	0.00%
Mike Stuart	10,000	0.08%	10,000	0.00%
Aileen Lloyd.	1,150,000	9.13%	150,000	7.94%
Arthur Brown	50,000	0.40%	50,000	0.00%
Ross MacLachlan	10,000	0.08%	10,000	0.00%
661417 BC Ltd. (3)	200,000	1.59%	200,000	0.00%
TOTAL	11,202,000	88.91%	6,959,500	33.68%

Each natural person named above has the power to vote and dispose the securities offered for resale.

(1) Paul Van Eeden has the power to vote and dispose of the securities owned by Cranberry Capital Corporation.

(2) Michael Bybak has the power to vote and dispose of the securities owned by the Baybak Family Partners Ltd.

(3) Bruce Nurse has the power to vote and dispose of the securities owned by 661417 BC Ltd.

None of the foregoing persons or entities are registered broker dealers. Darcy Higgs and Martin Tielker are affiliated with broker/dealers and accordingly may be deemed underwriters within the meaning of the Securities Exchange Act of 1934. Both Mr. Higgs and Mr. Tielker purchased their securities in the ordinary course of business and at the time of the purchases, had no agreements or understandings, directly or indirectly, with any party to distribute the securities.

DESCRIPTION OF SECURITIES

Common stock

Our authorized capital stock consists of 100,000,000 shares of common stock with $0.001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our exploration activities.

Warrants

We have not issued and do not have outstanding any warrants to purchase our shares of common stock.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We are currently required to and will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

Any of our directors or officers;

Any person proposed as a nominee for election as a director;

Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

Any of our promoters;

Any relative or spouse of any of the foregoing persons who has the same house as such person.

Mr. Dennis Higgs, director, past President and Chief Executive Officer, acquired 375,000 shares of our common stock in his own name at a price of $0.001 per share on February 26, 2001. Mr. Dennis Higgs paid a total purchase price of $375 for these shares. Senate Equities Corp., a company that is wholly owned and operated by Menace Capital Corp., acquired 375,000 shares of our common stock at a price of $0.001 per share on February 26, 2001. Senate Equities Corp. paid a total purchase price of $375 for these shares. Mr. Dennis Higgs is the sole stockholder of Menace Capital Corp, which is the sole shareholder of Senate Equities Corp.

In addition to this acquisition of stock, Mr. Dennis Higgs acquired a beneficial interest in 1,500,000 shares of our common stock through the issuance of common stock to Senate Capital Group Inc. in exchange for its assignment of the Burner Hills mineral claims. Mr. Dennis Higgs owns all of the stock of Senate Capital Group. Senate Capital Group also received $10,052 as part of this transaction.

On April 15, 2005, Mr. Dennis Higgs purchased 1,049,500 shares of our common stock in his own name at a price of $0.10 per share for a total price of $104,950 for these shares.

In addition, Senate Capital Group has entered into an office facilities and service contract with us in which Senate Capital Group provides office space, services, phones and equipment usage in exchange for a payment of $1,000 per month. Through December 31, 2004, $47,000 had been charged to us under this agreement, of which $32,500 has been accrued and $14,500 has been paid. We entered into a legally binding agreement with Senate Capital Group effective September 30, 2002 whereby Senate Capital Group has agreed to defer payment of accrued liabilities in the amount of $20,500 and its monthly management fee of $1,000 per month until such time as we achieve sufficient additional financing that would enable us to pay these accrued liabilities without impeding its exploration plans.

In 2004 Senate Capital Group advanced $10,700 to enable us to continue phase three of the exploration program on the Burner Hills property. Of that amount, $7,470 was available at year end 2004 to complete this program. This commitment to advance funds is capped at a maximum of $13,000, being the budgeted cost of phase three. Any funds that would be advanced as a loan is repayable on demand without interest.

Our Saskatchewan property, called the Cochrane River property consists of two Mineral Prospecting Permits (MPP 1237 and MPP 1238) located in northern Saskatchewan. Title to MPP 1237 and MPP 1238 has been sold to us by Ubex Capital Inc. ("Ubex"). We entered into a mineral property purchase agreement with Ubex dated April 26th, 2005, to acquire an undivided 100% right, title and interest in the two mineral exploration properties. The agreement is subject to Ubex retaining a 2% royalty. Total consideration for this acquisition consists of a cash payment in the amount of CDN $40,756.95, which is Ubex's cost of acquisition of the two permits. Ubex Capital Inc. is 100% owned by Dennis Higgs, one of our directors. Ubex will retain a royalty of 2% on the property and will split the royalty (1% each) with Darcy Higgs, Dennis Higgs' brother, who owns 17.1 % of our shares of common stock.

Ms. Aileen Lloyd, our secretary, treasurer and chief financial officer, acquired 750,000 shares of our common stock at a price of $0.001 per share on February 26, 2001. Ms. Lloyd paid a total purchase price of $750 for these shares. Gordon Lloyd, the husband of Aileen Lloyd, acquired 250,000 shares of our common stock at a price of $0.01 per share for a total cash acquisition cost of $2,500 on March 12, 2001.

On April 15, 2005, Ms Lloyd purchased 150,000 shares of our common stock in her own name at a price of $0.10 per share for a total price of $15,000 for these shares.

Mr. Glenn Catchpole, President, Chief Executive Officer, and director acquired 50,000 shares of our common stock in his own name at a price of $0.10 per share on April 15, 2005. Mr. Catchpole paid a total purchase price of $5000 for these shares.

In May, 2005 Glenn Catchpole entered into a purchase agreement for a 100% interest in the Khavtsal project including the historical files of data on past work on the project, and commissions, for a total purchase price of $105,945. Although the permit is recorded in the name of Glenn Catchpole, we paid this acquisition price directly because we had not set up a Mongolian corporation at the time the transaction was negotiated. It is intended that he will transfer ownership of the project to a subsidiary corporation to be formed by us in Mongolia for holding all of our Mongolian permits and projects.

We have applied for leases from the State of Wyoming for the minerals on seventeen (17) state-owned sections of land. The applications for these state leases are in the name of either Glenn J. Catchpole, our President, or George J. Hartman, our Vice-President, Mining. It is intended that once the applications have been approved the ownership of each lease will be legally transferred to us.

Mr. Darcy Higgs, a greater than 5% shareholder, acquired 350,000 shares of our common stock at a price of $0.01 per share for a total cash acquisition cost of $3,500 on March 12, 2001. Santorini Investment Corp., a private company controlled by Carleen Higgs, the wife of Darcy Higgs, acquired 350,000 shares of common stock at a price of $0.01 per share for a total cash acquisition cost of $3,500 on March 12, 2001.

On April 15, 2005, Mr. Darcy Higgs purchased 1,455,000 shares of our common stock in his own name at a price of $0.10 per share for a total price of $145,500 for these shares.

On April 15, 2005, Mr. Coalton Schaefer purchased 1,000,000 shares of our common stock at a price of $0.10 per share for a total price of $100,000 for these shares and became a greater than 5% shareholder.

On April 15, 2005, Mr. Michael Schaefer purchased 1,000,000 shares of our common stock at a price of $0.10 per share for a total price of $100,000 for these shares and became a greater than 5% shareholder.

On April 15, 2005, Mr. Anastasios Papadimas purchased 1,000,000 shares of our common stock at a price of $0.10 per share for a total price of $100,000 for these shares and became a greater than 5% shareholder.

Other than as described herein, no selling shareholder has had a material relationship with us or any affiliate of us.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements of as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 and for the period from May 26, 1999 (inception) to December 31, 2004, have been included herein in reliance upon the report of Morgan and Company, Chartered Accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2004, financial statements contains an explanatory paragraph that states that our recurring losses and negative cash flows from operations raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the financial statements will be audited by Independent Accountants.

Morgan & Company, Chartered Accountants ("Morgan & Company") have been dismissed as principal independent accountant of Carleton Ventures Corp. (the "Company") effective May 6, 2005. The Company has engaged Manning Elliott, Chartered Accountants as its principal independent accountant effective May 6, 2005. The decision to change principal independent accountants has been approved by the Company's board of directors.

Our audited financial statements as of and for the periods ending December 31, 2004 and December 31, 2003 and our unaudited financial statements for the period ending March 31, 2005 immediately follow:

Carleton Ventures Corp.
(An Exploration Stage Company)
Balance Sheets
(Expressed in U.S. dollars)
(Unaudited)

March 31, 2005 $

ASSETS

Current Assets

Cash	30,494

30,494

Property and Equipment (Note 3)	3,509

Total Assets	34,003

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities

Accounts payable	14,942
Accrued liabilities	2,750
Due to related party (Note 5)	59,501

Total Liabilities	77,193

Commitments and Contingencies (Notes 1 and 4)

Stockholders' Equity (Deficit)

Preferred Stock, 10,000,000 shares authorized, $0.001 par value Nil shares issued and outstanding	-

Common Stock, 100,000,000 shares authorized, $0.001 par value 5,640,500 shares issued and outstanding	5,641

Common Stock Subscribed (Note 6)	25,000

Additional Paid in Capital	85,034

Deficit Accumulated During the Exploration Stage	(158,865)

Total Stockholders' Equity (Deficit)	(43,190)

Total Liabilities and Stockholders' Equity (Deficit)	34,003

Carleton Ventures Corp.
(An Exploration Stage Company)
Statement of Operations
(Expressed in U.S. dollars)
(Unaudited)

	From May 26, 1999	For the Three	For the Three
	(Date of Inception)	Months Ended	Months Ended
	to March 31,	March 31,	March 31,
	2005	2005	2004
	$	$	$

Revenue	-	-	-

Expenses

Depreciation	59	59	-
General and administrative	10,512	3,541	797
Mineral property costs	39,787	-	-
Office facilities and services (Note 5(a))	50,000	3,000	3,000
Professional fees	58,507	3,959	1,861

	158,865	10,559	5,658

Net Loss For the Period	(158,865)	(10,559)	(5,658)

Net Loss Per Share - Basic and Diluted		-	-

Weighted Average Shares Outstanding		5,640,500	5,640,500

Carleton Ventures Corp.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in U.S. dollars)
(Unaudited)

	From May 26, 1999 (Date of Inception) to March 31, 2005 $	For the Three Months Ended March 31, 2005 $	For the Three Months Ended March 31, 2004 $

Cash Flows Used In Operating Activities

Net loss for the period	(158,865)	(10,559)	(5,658)

Adjustment to reconcile net loss to cash used in operating activities:
Common stock issued for other than cash	15,000	-	-
Depreciation	59	59	-

Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	57,814	3,413	5,788
Due to related parties	8,679	8,679	-

Net Cash Used in Operating Activities	(77,313)	1,592	130

Cash Flows Used In Investing Activities
Purchase of property and equipment	(3,568)	(3,568)	-

Net Cash Flows Used In Investing Activities	(3,568)	(3,568)	-

Cash Flows From Financing Activities
Proceeds from issuance of common stock	75,675	-	-
Proceeds from common stock subscriptions	25,000	25,000	-
Loans payable to related party	10,700	-	-

Net Cash Flows Provided By Financing Activities	111,375	25,000	-

Increase In Cash	30,494	23,024	130

Cash - Beginning of Period	-	7,470	47

Cash - End of Period	30,494	30,494	177

Non-cash Investing and Financing Activities
Common shares issued to acquire mineral Property interest	15,000	-	-

Supplemental Disclosures
Interest paid	-	-	-
Income taxes paid	-	-	-

Carleton Ventures Corp.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in U.S. dollars)
(Unaudited)

1.	Exploration Stage Company
The Company was incorporated in the State of Nevada on May 26, 1999. The Company has acquired a 100% interest in 14 mineral claim units located in Elko County, Nevada.

The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard ("SFAS") No.7 "Accounting and Reporting by Development Stage Enterprises". The Company's principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploitation of economically recoverable reserves in its resource properties, confirmation of the Company's interests in the underlying properties, and the attainment of profitable operations. As at March 31, 2005, the Company has a working capital deficiency of $46,699, and has accumulated losses of $158,865 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company' s ability to continue as a going concern.

The Board of Directors of the Company approved a private placement offering consisting of up to 8,000,000 shares of common stock at $0.10 per share in April 2005. As of March 31, 2005, the Company received proceeds of $25,000. On April 15, 2005, the Company issued 6,959,500 shares of common stock for cash proceeds of $695,950. The proceeds will be used for project acquisition and working capital purposes.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company' s fiscal year-end is December 31.

	b)	Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

F-4

Carleton Ventures Corp.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in U.S. dollars)
(Unaudited)

2	Summary of Significant Accounting Policies (continued)

	d)	Comprehensive Loss

SFAS No. 130, " Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at March 31, 2005, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	e)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	f)	Property and equipment
Property and equipment consists of computer hardware, is recorded at cost and is amortized on a straight line basis over five years.

	g)	Mineral Property Costs

The Company has been in the exploration stage since its formation on May 26, 1999 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

	h)	Financial Instruments
The fair values of cash, accounts payable, accrued liabilities and due to related party approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

	i)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	j)	Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. Foreign currency transactions are primarily undertaken in Canadian dollars and are translated into United States dollars using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Foreign currency exchange gains and losses are charged to operations. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

F-5

Carleton Ventures Corp.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in U.S. dollars)
(Unaudited)

2	Summary of Significant Accounting Policies (continued)

	k)	Recent Accounting Pronouncements

In December 2004, FASB issued SFAS No. 153, " Exchanges of Non-monetary Assets - An Amendment of APB Opinion No. 29" . The guidance in APB Opinion No. 29, " Accounting for Non-monetary Transactions" , is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company' s results of operations or financial position.

In December 2004, FASB issued SFAS No. 123R, " Share Based Payment" . SFAS 123R is a revision of SFAS No. 123 " Accounting for Stock-Based Compensation" , and supersedes APB Opinion No. 25, " Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity' s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, " Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" . SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, " Employers' Accounting for Employee Stock Ownership Plans" . SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. For non-public entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company' s results of operations or financial position

	l)	Interim Financial Statements

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company' s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

Carleton Ventures Corp.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in U.S. dollars)
(Unaudited)

3	Property and Equipment

	Cost $	Accumulated Amortization $	March 31, 2005 Net Carrying Value $

Computer Hardware	3,568	59	3,509

4	Mineral Properties

The Company entered into an Agreement dated March 14, 2001 to acquire a 100% interest in fourteen mineral claims located in Elko County, Nevada, in consideration for the cash payment of $10,052 and the issuance of 1,500,000 shares of common stock with a fair value of $15,000. This Agreement was with a company controlled by a director of the Company.

5	Related Party Balances/Transactions
a)

During the three month period ended March 31, 2005, the Company incurred $3,000 (2004 - $3,000) for office facilities and services to a company related by common directors, and $5,678 for reimbursement of computer hardware purchase and general administration costs to the President of the Company.

	b)	The amount of $59,501 due to related parties at March 31, 2005, is non-interest bearing, unsecured and due on demand.

	c)	The mineral property referred to in Note 4 was acquired from a company controlled by a director of the Company.

6	Common Shares

The Company is in the process of raising funds through a private placement consisting of up to 8,000,000 shares of common stock at $0.10 per share for proceeds of $800,000. As of March 31, 2005, the Company received proceeds of $25,000.

7	Subsequent Event

The Board of Directors of the Company approved a private placement offering consisting of up to 8,000,000 shares of common stock at $0.10 per share. On April 15, 2005, the Company issued 6,959,500 shares of common stock for cash proceeds of $695,950. The proceeds will be used for project acquisition and working capital purposes.

F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors of
Carleton Ventures Corp.
(An exploration stage company)

We have audited the accompanying balance sheets of Carleton Ventures Corp. (an exploration stage company) as at December 31, 2004 and 2003, and the related statements of operations, cash flows, and stockholders' deficiency for the years ended December 31, 2004, 2003, and 2002, and for the cumulative period from May 26, 1999 (date of inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003, and the results of its operations and its cash flows for the periods indicated in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $148,306 since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfil its exploration activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. Management' s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada         /s/ Morgan & Company

March 18, 2005           Chartered Accountants

CARLETON VENTURES CORP.

(An Exploration Stage Company)

BALANCE SHEETS

(Stated in U.S. Dollars)

	DECEMBER 31,
	2004	2003

ASSETS

Current
Cash	$7,470	$47

LIABILITIES

Current
Accounts payable and accrued liabilities (Note 4(b))	$54,401	$37,582
Loan payable (Note 4(c))	10,700	-
	65,101	37,582

STOCKHOLDERS' DEFICIENCY

Share Capital
Authorized:
100,000,000 Common shares, par value $0.001 per share
10,000,000 Preferred shares, par value $0.001 per share

Issued and outstanding:
5,640,500 Common shares at December 31, 2004 and 2003	5,641	5,641

Additional paid-in capital	85,034	85,034

Deficit Accumulated During The Exploration Stage	(148,306)	(128,210)
	(57,631)	(37,535)

	$7,470	$47

CARLETON VENTURES CORP.
(An Exploration Stage Company)

STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars)

				CUMULATIVE
				PERIOD FROM
				INCEPTION
				May 26,
	YEARS ENDED			1999 TO
	DECEMBER 31			December 31,
	2004	2003	2002	2004

Revenue	$-	$-	$-	$-

Expenses
Mineral property acquisition and exploration expenditures	1,869	3,170	5,605	39,787
Office and sundry	1,602	3,586	400	6,971
Office facilities and services (Note 4(a))	12,000	12,000	12,000	47,000
Professional fees	4,625	8,160	33,666	54,548

Net Loss For The Period	$20,096	$26,916	$51,671	$148,306

Basic And Diluted Loss Per Share	$(0.01)	$(0.01)	(0.01)

Weighted Average Number Of Shares Outstanding	5,640,500	5,640,500	5,616,527

CARLETON VENTURES CORP.
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

				CUMULATIVE
				PERIOD FROM
				INCEPTION
				May 26,
	YEARS ENDED			1999 TO
	DECEMBER 31			December 31,
	2004	2003	2002	2004

Cash Flows From Operating Activities
Net loss for the period	$(20,096)	$(26,916)	$(51,671)	$(148,306)

Adjustments To Reconcile Net Loss To Net Cash Used By Operating Activities
Stock issued for other than cash	-	-	-	15,000
Changes in accounts payable and accrued liabilities	16,819	19,149	11,409	54,401
	(3,277)	7,767	(40,262)	(78,905)

Cash Flows From Financing Activities
Share capital issued	-	-	17,500	75,675
Loan payable	10,700	-	-	10,700
	10,700	-	17,500	86,375

Increase (Decrease) In Cash	7,423	(7,767)	(22,762)	7,470

Cash, Beginning Of Period	47	7,814	30,576	-

Cash, End Of Period	$7,470	$47	$7,814	$7,470

Supplemental Disclosure Of Cash Flow Information
Interest paid	$-	$-	$-	$-
Income taxes paid	-	-	-	-

Supplemental Disclosure Of Non-Cash Financing And Investing Activities
Common shares issued to acquire mineral property interest	$-	$-	$-	$15,000

CARLETON VENTURES CORP.
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS' DEFICIENCY
PERIOD FROM INCEPTION, MAY 26, 1999 TO DECEMBER 31, 2004
(Stated in U.S. Dollars)

				DEFICIT
	COMMON STOCK			ACCUMULATED
			ADDITIONAL	DURING THE
			PAID-IN	EXPLORATION
	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL

Balance, May 26, 1999 (Date of incorporation)	-	$-	$-	$-	$-

Net loss for the period	-	-	-	(2,465)	(2,465)

Balance, December 31, 1999	-	-	-	(2,465)	(2,465)

Net loss for the year	-	-	-	-	-

Balance, December 31, 2000	-	-	-	(2,465)	(2,465)

Shares issued for cash at $0.001	1,500,000	1,500	-	-	1,500
Shares issued for cash at $0.01	2,500,000	2,500	22,500	-	25,000
Shares issued to acquire mineral property interest at $0.01	1,500,000	1,500	13,500	-	15,000
Shares issued for cash at $0.35	90,500	91	31,584	-	31,675
Net loss for the year	-	-	-	(47,158)	(47,158)

Balance, December 31, 2001	5,590,500	5,591	67,584	(49,623)	23,552

Shares issued for cash at $0.35	50,000	50	17,450	-	17,500
Net loss for the year	-	-	-	(51,671)	(51,671)

Balance, December 31, 2002	5,640,500	5,641	85,034	(101,294)	(10,619)

Net loss for the year	-	-	-	(26,916)	(26,916)

Balance, December 31, 2003	5,640,500	5,641	85,034	(128,210)	(37,535)

Net loss for the year	-	-	-	(20,096)	(20,096)

Balance, December 31, 2004	5,640,500	$5,641	$85,034	$(148,306)	$(57,631)

CARLETON VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003
(Stated in U.S. Dollars)

1.	NATURE OF OPERATIONS

	a)	Organization

The Company was incorporated in the State of Nevada, U.S.A., on May 26, 1999.

	b)	Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

	c)	Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $148,306 for the period from inception, May 26, 1999, to December 31, 2004, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its mineral properties. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.	SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

F-13

CARLETON VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

	a)	Mineral Property Acquisition Payments and Exploration Costs

The Company expenses all costs related to the acquisition and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects, therefore, all costs are being expensed.

	b)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

	c)	Foreign Currency Translation

The Company' s functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

		i)	monetary items at the rate prevailing at the balance sheet date;
		ii)	non-monetary items at the historical exchange rate;
		iii)	revenue and expense at the average rate in effect during the applicable accounting period.

	d)	Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 - " Accounting for Income taxes" (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting, and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

F-14

CARLETON VENTURES CORP.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	e)	Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 - "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At December 31, 2004, the Company has no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

	f)	New Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, could have a material effect on the accompanying financial statements.

3.	MINERAL PROPERTY INTEREST

Pursuant to an agreement dated March 14, 2001, the Company has acquired a 100% interest in fourteen mineral claims located in northwestern Elko County, Nevada, in consideration of the cash payment of $10,052, and the issuance of 1,500,000 common shares with a fair value of $15,000. Since the Company has not established the commercial feasibility of the mineral claims, the acquisition costs have been expensed.

4.	RELATED PARTY TRANSACTIONS

	a)	During the year ended December 31, 2004, the Company incurred $12,000 (2003 - $12,000) for office facilities and services to a company related by common directors.

	b)	Accounts payable at December 31, 2004 includes $966 (2003 - $700) owed to a director and $39,157 (2003 - $27,157) owed to a company related by common directors.

	c)	Loan payable at December 31, 2004 in the amount of $10,700 (2003 - $0) is owed to a company related by common directors. The loan is interest free with no specific terms of repayment.

	d)	The mineral claims referred to in Note 3 were acquired from a company controlled by a director.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to our Registration Statement filed March 15, 2002.

2. Article IX of the Bylaws of the company, filed as Exhibit 3.2 to our Registration Statement filed March 15, 2005.

3. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$400
Printing Expenses	1,000
Accounting and Consulting Fees	7,000
Engineering Fees	0
Legal Fees and Expenses	25,000
Blue Sky Fees/Expenses	0
Trustees and Transfer Agent Fees	0
TOTAL	$33,400

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended:

June 24, 2002

On June 24, 2002, we completed a private placement with one investor of 50,000 shares at a price of $0.35 per share for total proceeds of $17,500 pursuant to Rule 903 of Regulation S of the Act. We did not pay any commissions or other fees in connection with the completion of the offering. We completed the offering of the shares pursuant to Rule 903 of Regulation S of the Act on the basis that the sale of the shares was completed in an " offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the shares. The investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. person. The subscription agreements executed between us and the investor included statements that the securities had not been registered pursuant to the Act and that the securities may not be offered or sold in the United States unless the securities are registered under the Act or pursuant to an exemption from the Act. The investor agreed by execution of the subscription agreement for the shares: (i) to resell the securities purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

April 15, 2005

On April 15, 2005, we completed a private placement with eleven investors of 4,309,500 shares at a price of $0.10 per unit for total proceeds of $430,950 pursuant to Rule 903 of Regulation S of the Act. We did not pay any commissions or other fees in connection with the completion of the offering. We completed the offering of the shares pursuant to Rule 903 of Regulation S of the Act on the basis that the sale of the shares was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the shares. The investors represented to us that the investors were not U.S. persons, as defined in Regulation S, and were not acquiring the shares for the account or benefit of a U.S. person. The subscription agreements executed between us and the investors included statements that the securities had not been registered pursuant to the Act and that the securities may not be offered or sold in the United States unless the securities are registered under the Act or pursuant to an exemption from the Act. The investors agreed by execution of the subscription agreement for the shares: (i) to resell the securities purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

On April 15, 2005, we completed a private placement with ten investors of 2,650,000 shares at a price of $0.10 per unit for total proceeds of $265,000 pursuant to Rule 506 of Regulation D of the Act. We did not pay any commissions or other fees in connection with the completion of the offering. The sales were completed pursuant to Rule 506 of Regulation D of the Act on the basis that each investor is an "accredited investor", as defined under Rule 501(a) of Regulation D of the Act. Each investor represented to us their intent to acquire the securities for investment purposes for their own account. No general solicitation or general advertising was undertaken in connection with the offering. All securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

ITEM 27.     EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of

Regulation S-B. All Exhibits have been previously filed unless otherwise noted.

(a) Exhibits:

Exhibit No.	Description

3.1	Articles of Incorporation(1)
3.2	Amended Articles of Incorporation
3.3	Bylaws, as amended(1)
4.1	Share Certificate(1)
10.1	Mineral Property Purchase Agreement between the Company and Senate Equities Corp. dated March 14, 2001(1)
10.2	Office Facilities and Services Contract(2)
10.3	Agreement between the Company and Senate Capital Group dated September 30, 2002 regarding deferral of payment of amounts owing under Office Facilities and Services Contract(3)
10.4	Funding Commitment Letter of Senate Capital Group (4)
23.1	Consent of Morgan & Company, Chartered Accountants
23.2	Consent of Conrad C. Lysiak, Attorney and Counselor at Law
23.3	Consent of John A. Rice, Consulting Geologist (4)
99.1	Updated Geological Report dated October, 2003 (5)

(1) Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant's Form SB-2 filed March 15, 2002.

(2) Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant's Form SB-2 Amendment 1 filed June 28, 2002.

(3) Previously filed with the Securities and Exchange Commission as an exhibit to the Form SB-2 Amendment 4 filed December 18, 2002.

(4) Previously filed with the Securities and Exchange Commission as an exhibit to the Form SB-2 Amendment 5 filed January 27, 2003.

(5) Previously filed with the Securities and Exchange Commission as an exhibit to the Company's Form 10QSB originally filed November 14, 2003.

(6) Filed as an exhibit to our Form 10-KSB for the period ending December 31, 2004.

ITEM 28.     UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused this amended Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 26th day of July, 2005.

URANERZ ENERGY CORPORATION, formerly Carleton Ventures Corp.

BY: /s/ Glenn Catchpole
Glenn Catchpole, President, Principal Executive Officer and a member of the Board of Directors

BY: /s/ Aileen Lloyd
Aileen Lloyd, Secretary, Treasurer, Principal Financial Officer and Principal Accounting Officer and a member of a Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Glen Catchpole, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amended Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Glenn Catchpole	President, Principal Executive Officer, and a	July 26, 2005
Glenn Catchpole	member of the Board of Directors

/s/ George Hartman	Vice-President and a member of the Board of	July 26, 2005
George Hartman	Directors

/s/ Aileen Lloyd	Secretary, Treasurer, Principal Financial Officer and	July 26, 2005
Aileen Lloyd	Principal Accounting Officer and a member of a
Board of Directors

/s/ Dennis Higgs	Director	July 26, 2005
Dennis Higgs

/s/ Gerhard Kirchner	Director	July 26, 2005
Dr. Gerhard F. Kirchner

/s/ Paul Saxton	Director	July 26, 2005
Paul Saxton

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